Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BROOKS AUTOMATION, INC.,
SPURS ACQUISITION, INC.,
NEXUS BIOSYSTEMS, INC.
AND
TELEGRAPH HILL PARTNERS MANAGEMENT COMPANY LLC
As Representative
July 25, 2011

- i -

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	40
3.1 Organization and Corporate Power	40
3.2 Authorization of Transaction	40
3.3 Noncontravention	41
3.4 Judgments; Litigation	41
3.5 Funding	41
3.6 Broker’s Fees	41
3.7 Disclosure	42

ARTICLE IV COVENANTS	42
4.1 Stockholder Approval	42
4.2 Expenses	43
4.3 Employee Matters	43
4.4 Indemnification of Company Directors and Officers	44

ARTICLE V [Intentionally Omitted]	44

ARTICLE VI INDEMNIFICATION	44
6.1 Indemnification by the Equity Holders	44
6.2 Indemnification by the Buyer	45
6.3 Indemnification Claims	45
6.4 Survival of Representations and Warranties	48
6.5 Limitations	49
6.6 Qualifiers	50

ARTICLE VII DEFINITIONS	50

ARTICLE VIII MISCELLANEOUS	63
8.1 Press Releases and Announcements	63
8.2 No Third Party Beneficiaries	63
8.3 Entire Agreement	63
8.4 Succession and Assignment	64
8.5 Counterparts and Facsimile Signature	64
8.6 Headings	64
8.7 Notices	64

- ii-

TABLE OF CONTENTS

Page
8.8 Governing Law	65
8.9 Amendments and Waivers	65
8.10 Severability	65
8.11 Submission to Jurisdiction	65
8.12 Construction.	66
Exhibit A – Form of Aurora Escrow Agreement
Exhibit B – Form of Escrow Agreement
Schedule 1.3(c) – Required Consents
Schedule 4.4 – Indemnification Agreements

- iii -

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (the “Agreement”) is entered into as of July 25, 2011, by and among Brooks Automation, Inc., a Delaware corporation (the “Buyer”), Spurs Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), Nexus Biosystems, Inc., a Delaware corporation (the “Company”), and Telegraph Hill Partners Management Company LLC, solely in its capacity as the representative of the Equity Holders (together with its permitted successors, the “Representative”). The Buyer, the Transitory Subsidiary, the Company and the Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
     This Agreement contemplates a merger of the Transitory Subsidiary with and into the Company. In such merger, (a) the stockholders of the Company (including persons holding Warrants which are net exercised prior to the Closing) will receive cash in exchange for their shares of capital stock of the Company and (b) Options to acquire capital stock of the Company will be terminated in exchange for cash.
     Concurrently with the execution of this Agreement, certain of the Company’s employees are entering into agreements with the Buyer regarding employment arrangements, which agreements will be effective as of and contingent upon the Closing of the Merger.
     Concurrently with the execution of this Agreement, certain of the Company’s principal stockholders are entering into agreements with the Buyer, which agreements will be effective as of and contingent upon the Closing of the Merger.
     Immediately prior to the execution of this Agreement, Company Shares (the “Aurora Escrowed Shares”) were deposited into an escrow account (the “Aurora Escrow Account”), pursuant to the Holdback Release Agreement (as defined below) and the Aurora Escrow Agreement (as defined below), to secure certain indemnification obligations under that certain Agreement and Plan of Merger, dated as of December 1, 2009, by and among the Company, ADI Acquisition Corp., Aurora Discovery, Inc. and the representative named therein. In connection with the Closing, those Company Shares will be cancelled, converted into and exchanged for a portion of the Base Merger Consideration in accordance with Section 1.6 and 1.7 hereof. Such Base Merger Consideration shall be held in the Aurora Escrow Account and shall be available to the Buyer to satisfy certain claims for which the Equity Holders have indemnified the Buyer hereunder.
     The Parties intend that, immediately following the execution of this Agreement, certain stockholders of the Company will cause written consents to approve the transactions contemplated by this Agreement to be executed by themselves or by their proxy holders.
     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.

ARTICLE I
THE MERGER
     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.
     1.2 The Closing. The Closing shall take place at the offices of WilmerHale, 60 State Street, Boston, Massachusetts (or remotely via the exchange of documents and signatures) commencing at 9:00 a.m. local time on the Closing Date.
     1.3 Actions at the Closing. At the Closing:
          (a) the Company shall file with the Secretary of State of the State of Delaware the Certificate of Merger;
          (b) the Buyer or the Transitory Subsidiary shall make the payments set forth in Section 1.5 hereof;
          (c) the Company shall deliver copies to the Buyer of all of the waivers, permits, consents, approvals, authorizations, registrations, filings and notices set forth on Schedule 1.3(c) (which the Company shall have obtained or effected at its own expense);
          (d) the Company shall deliver copies to the Buyer of the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);
          (e) the Buyer shall receive documentation, in form and substance reasonably satisfactory to the Buyer, evidencing the transfer or assignment by the Company of the Excluded Company Intellectual Property to the Excluded Company Intellectual Property Licensor;
          (f) the Buyer and the Excluded Company Intellectual Property Licensor shall have executed and delivered a License Agreement in a form mutually agreed to by such persons (the “License Agreement”);
          (g) the Buyer shall receive evidence that this Agreement and the Merger have received the Requisite Stockholder Approval;
          (h) the Buyer shall receive a fully executed copy of the Aurora Escrow Agreement by and between the Company and the stockholder representative identified therein dated as of the date hereof, in the form attached hereto as Exhibit A (the “Aurora Escrow Agreement”), and the Holdback Release Agreement dated as of the date hereof by and between the Company and the escrow agent identified therein (the “Aurora Holdback Agreement”) in a form satisfactory to the Buyer in its sole discretion and shall receive evidence satisfactory to it that the shares of Series B Preferred Stock referenced therein are held by the escrow agent thereunder;
          (i) the Buyer shall receive evidence that all outstanding shares of Series B Preferred Stock (including the shares of Series B Preferred Stock held in the Aurora Escrow Account) have been converted into shares of Common Stock pursuant to the terms of the Certificate of Incorporation;
          (j) the Buyer shall have received evidence that all Warrants have been exercised in full;
          (k) the Buyer shall receive such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;
          (l) the Representative shall receive such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdictions of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;
          (m) the Buyer, the Representative and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Buyer or the Transitory Subsidiary shall deposit the Escrow Amount with the Escrow Agent pursuant to Sections 1.5(c) and 1.11;
          (n) the Buyer, the Representative and the Paying Agent shall execute and deliver a customary paying agent agreement;
          (o) the Company shall deliver to the Buyer and to the Internal Revenue Service notices that the Company Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code;
          (p) the Company shall deliver to the Buyer on the Closing Date a certificate as to the cash balances of the Company and each Subsidiary as of the close of business on July 22, 2011, with supporting materials in detail reasonably acceptable to the Buyer; and
          (q) the Company shall deliver to the Buyer a Merger Consideration Allocation Schedule which sets forth the allocation of proceeds to the Equity Holders contemplated by Article I of this Agreement.
     1.4 Additional Action. The Surviving Corporation may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate and give effect to the transactions contemplated by this Agreement.

     1.5 Payments at the Closing. At the Closing, the Buyer or the Transitory Subsidiary shall make, or cause to be made, the following payments (in an amount, in the aggregate, equal to the Base Merger Consideration), by wire transfer of immediately available funds:
          (a) first, an amount equal to the Company Indebtedness shall be paid to the holders thereof immediately prior to the Effective Time;
          (b) second, the amounts of any unpaid Company Transaction Expenses shall be paid to the payees thereof;
          (c) third, the amounts of (i) Eight Million Dollars ($8,000,000) (the “Escrow Amount”) shall be deposited into the Escrow Account to be held by the Escrow Agent in accordance with Section 1.11 of this Agreement and the Escrow Agreement; and (ii) Five Hundred Thousand Dollars ($500,000) (the “Aurora Escrow Amount”) shall be deposited into the Aurora Escrow Account to be held in accordance with Section 1.11 of this Agreement and the Aurora Escrow Agreement;
          (d) fourth, the amount of Two Hundred Thousand Dollars ($200,000) (the “Representative Fund”) shall be paid to an account established by the Representative to be held in accordance with Section 1.12(f) hereof (the amount of the Base Merger Consideration less the payments described in Sections 1.5(a), (b), (c) and (d) is referred to as the “Closing Merger Consideration”); and
          (e) fifth, the Closing Merger Consideration (other than the aggregate Option Consideration) shall be deposited with the Paying Agent, and shall be distributed by the Paying Agent to the Company Stockholders in accordance with Sections 1.6(b) and 1.9 hereof, and the aggregate Option Consideration shall be deposited with the Company and shall be distributed by the Company (net of required withholding Taxes) to the Option Holders in accordance with Section 1.9.
     In addition, at the Closing, the Buyer or the Transitory Subsidiary shall pay, or cause to be paid, the amount of Six Million Dollars ($6,000,000) to Tecan Group AG (“Tecan”) under the terms of the Tecan Settlement Agreement, by wire transfer of immediately available funds as set forth in the Tecan Settlement Agreement.
     1.6 Effect on Capital Shares.
          (a) Conversion of Transitory Subsidiary Stock. At the Effective Time, by virtue of the Merger and without any additional action on the part of any Party, each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and each stock certificate of the Transitory Subsidiary shall thereafter evidence ownership of such shares of capital stock of the Surviving Corporation.
          (b) Conversion of Company Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party, each Company Share issued and outstanding immediately prior to the

Effective Time (other than Excluded Shares and Dissenting Shares, if any) shall be cancelled and extinguished and shall be converted into the right to receive, upon the terms and subject to the procedures set forth in this Agreement, a portion of the Base Merger Consideration, determined as follows:
               (i) for each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, if any) an amount in cash equal to (A) the Series A-1 Per Share Preference Amount plus (B) the Per Share Non-Preference Amount;
               (ii) for each Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, if any) an amount in cash equal to the Per Share Non-Preference Amount; and
               (iii) in addition to the amounts payable pursuant to Section 1.6(b)(i) and (ii), a portion of the Escrow Amount, the Aurora Escrow Amount and the Representative Fund, subject to the terms of this Agreement, the Escrow Agreement and the Aurora Escrow Agreement.
          (c) Treasury Stock and Buyer and Transitory Subsidiary Owned Stock. Each Company Share held in the treasury of the Company and each Company Share beneficially owned by the Buyer or the Transitory Subsidiary immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically cancelled and extinguished without any conversion paid therefor or in respect thereof.
          (d) Dissenting Shares. Notwithstanding anything to the contrary in this Section 1.6, Dissenting Shares shall be treated in accordance with the terms of Section 1.8.
     1.7 Payment Procedure.
          (a) As soon as reasonably practicable following the Closing Date but in no event later than three (3) business days following the Closing Date, the Company shall mail, or cause the Paying Agent to mail, to each Company Stockholder immediately prior to the Effective Time, a letter of transmittal in a form mutually agreed to by the Company and the Buyer (the “Letter of Transmittal”) which shall contain, among other things, (i) instructions for effecting the surrender of the certificates representing outstanding Company Shares (each, a “Certificate”) held by such Company Stockholder immediately prior to the Effective Time, (ii) instructions for the payment of the applicable portion of the Closing Merger Consideration, (iii) an agreement or the reaffirmation of the agreement to be bound by the provisions of Article VI of this Agreement; (iv) an appointment of or the reaffirmation of appointment of the Representative, and (v) a release of claims by such Company Stockholder. Upon proper surrender of a Certificate for cancellation, together with delivery of the Letter of Transmittal, properly completed and duly executed, and such other documents as may reasonably be required by the Buyer or the Paying Agent, the holder of such Certificate shall receive in exchange therefor the portion of the Closing Merger Consideration payable in respect of such Company Shares, and the Certificate so surrendered will be cancelled upon the later to occur of (A) the Effective Time or (B) immediately upon receipt thereof. If any Company Stockholder is unable to surrender such

Company Stockholder’s Certificates because such Certificates have been lost, mutilated or destroyed, such Company Stockholder may deliver in lieu thereof an affidavit in form and substance reasonably satisfactory to the Buyer. Until so surrendered and exchanged, each Certificate shall be deemed to represent the right to receive the applicable portion of the Base Merger Consideration for each Company Share (subject to the terms of this Agreement) without interest thereon, upon surrender of the Certificate. The Buyer shall assist the Company in developing arrangements reasonably requested by the Company for the delivery of such materials at the Closing to significant holders of Company Shares to facilitate payment of Closing Merger Consideration to such Company Stockholders as promptly as practicable following the Effective Time.
          (b) Notwithstanding the foregoing, none of the Buyer, the Transitory Subsidiary, the Surviving Corporation or the Paying Agent shall be liable to any former Equity Holder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     1.8 Dissenting Shares.
          (a) Dissenting Shares shall not be converted into or represent the right to receive any Base Merger Consideration payable in accordance with Section 1.6(b), unless the Company Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the portion of the Base Merger Consideration payable in respect of such Company Shares pursuant to Section 1.6(b).
          (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.
     1.9 Options and Warrants.
          (a) Options. Prior to the Effective Time, the Company shall take such action as shall be required (i) to cause the vesting of any unvested Options to be accelerated in full prior to the Effective Time, (ii) to effectuate the cancellation, as of the Effective Time, of all Options outstanding immediately prior to the Effective Time, subject to the receipt of the Option Consideration, (iii) to cause, pursuant to the Company Stock Plans, each outstanding Option to represent, as of the Effective Time, solely the right to receive the Option Consideration (subject to the payment of a portion of the Option Consideration into the Escrow Amount, the Aurora Escrow Amount and the Representative Fund in accordance with the provisions of Sections 1.11 and 1.12) with respect to such Option and no longer to represent the right to (A) purchase

Company Shares or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person, or (B) receive any other consideration for such Option.
          (b) Warrants. Prior to the Effective Time, the Company shall take such action as shall be required to cause the exercise of all Warrants, such that immediately prior to the Effective Time, no Warrants will be outstanding.
          (c) The Company shall obtain, prior to the Closing, the consent from each Option Holder or Warrant Holder to the amendment of such Option or Warrant, as applicable, as is necessary to effect the provisions of this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).
          (d) The Company shall terminate all Company Stock Plans immediately prior to the Effective Time.
     1.10 [Intentionally Omitted.]
     1.11 Escrow Arrangements.
          (a) On the Closing Date, the Buyer or the Transitory Subsidiary shall (i) deposit the Escrow Amount with the Escrow Agent for the purpose of securing the indemnification obligations of the Equity Holders set forth in this Agreement and (ii) deposit the Aurora Escrow Amount in the Aurora Escrow Account solely for purpose of securing the indemnification obligations set forth in the Holdback Release Agreement. The parties acknowledge and agree that, in accordance with the Holdback Release Agreement and the Aurora Escrow Agreement, the Aurora Escrow Amount shall be contributed from the Base Merger Consideration otherwise distributable to all Equity Holders. The Escrow Amount and the Aurora Escrow Amount shall be held by the respective escrow agents under the terms of this Agreement, the Escrow Agreement and the Aurora Escrow Agreement. The Escrow Amount and the Aurora Escrow Amount shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement and the Aurora Escrow Agreement, respectively.
          (b) The adoption of this Agreement and the approval of the Merger, the exchange of a Certificate or an affidavit of loss pursuant to Section 1.7(a) and/or the acceptance of any portion of the Base Merger Consideration by the Company Stockholders and/or the acceptance of any Option Consideration by the Option Holders, shall constitute in each case approval by each Equity Holder of (i) the Escrow Agreement and the Aurora Escrow Agreement and all of the arrangements, terms, conditions and limitations in the Escrow Agreement and the Aurora Escrow Agreement, including the placement of the Escrow Amount and the Aurora Escrow Amount in the escrow established pursuant to this Section 1.11, and (ii) the placement of the Representative Fund in the Representative Account established pursuant to Section 1.12(f) hereof.

     1.12 Representative.
          (a) In order to efficiently administer the transactions contemplated hereby, including (i) the determination of the Base Merger Consideration and Closing Merger Consideration, (ii) the waiver of any condition to the obligations of the Equity Holders to consummate the transactions contemplated hereby and (iii) the defense and/or settlement of any claims for which the Equity Holders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, the Company Stockholders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of any Closing Merger Consideration pursuant to this Agreement, and the Option Holders, by their acceptance of any Option Consideration pursuant to this Agreement, hereby designate the Representative as their representative, attorney-in-fact and agent.
          (b) The Company Stockholders, by their approval of the Merger and adoption of this Agreement and/or their acceptance of any Closing Merger Consideration pursuant to this Agreement, and the Option Holders, by their acceptance of any Option Consideration pursuant to this Agreement, hereby authorize the Representative to take any and all actions and to make any decisions required or permitted to be taken or made by the Representative under this Agreement and the Escrow Agreement, including the exercise of the power: (i) to make all decisions relating to the determination of the Base Merger Consideration and the Closing Merger Consideration, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company and the Equity Holders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Equity Holders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, (iii) to give and receive all notices required to be given under the Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Equity Holders by the terms of this Agreement.
          (c) In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Stockholders (acting by the vote of the Company Stockholders who immediately prior to the Effective Time held at least a majority of the outstanding Company Shares held by all Company Stockholders (voting on an as-converted to Common Share basis)) shall select another representative to fill the vacancy of the Representative initially chosen by the Company Stockholders, and such substituted representative shall thereafter be deemed to be the Representative for all purposes of this Agreement and the Escrow Agreement, and the documents delivered pursuant hereto and thereto.
          (d) All decisions and actions by the Representative, including without limitation any agreement between the Representative and the Buyer relating to the determination of the Base Merger Consideration and Closing Merger Consideration or the defense or settlement of any claims for which the Equity Holders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, shall be binding upon all of the Equity Holders, and no Equity Holder shall have the right to object, dissent, protest or otherwise contest the same.
          (e) Without limiting the generality of the foregoing, the Representative is authorized and empowered to establish such reserves as the Representative may from time to time determine, in its sole discretion, to be necessary and desirable in connection with the expenses and other costs to be borne by the Representative or the Equity Holders hereunder, including the Representative Fund, and to pay such reserves from the Representative Fund or direct the Buyer to make payment of such amounts from the Escrow Amount to be applied to such reserves in lieu of the payment to the Equity Holders;
          (f) The Representative Fund shall be maintained by the Representative in a segregated account (the “Representative Account”). The Representative shall be reimbursed for reasonable out-of-pocket expenses incurred in the performance of its duties (including, without limitation, the reasonable fees and expenses of counsel) under this Agreement and the Escrow Agreement from the Representative Fund and, if such fund is insufficient to pay such expenses, from the first proceeds from the Escrow Amount otherwise available for distribution to the Equity Holders. Any portion of the Representative Fund remaining after (i) payment of all of the Representatives’ out-of-pocket expenses following the resolution of all indemnification claims under Article VI hereof and (ii) the determination by the Representative that such funds are no longer necessary in connection with indemnification claims that may be brought thereunder (such portion of the Representative Fund, the “Remaining Representative Fund”) shall be delivered to the Paying Agent for distribution to the Equity Holders (or the Company, for distribution to the Option Holders) in the amounts such Equity Holders would receive if the Remaining Representative Fund were instead a portion of the Escrow Amount to be distributed to such Equity Holders in accordance with the Escrow Agreement. The Representative shall hold, invest, reinvest and disburse the Representative Account in trust for all Equity Holders, and the Representative Account shall not be used for any other purpose (other than as contemplated under Section 1.12(h)) and shall not be available to the Buyer or to the Surviving Corporation to satisfy any claims hereunder;
          (g) By his, her or its approval of the Merger and adoption of this Agreement, and/or their acceptance of any Closing Merger Consideration pursuant to this Agreement, each Company Stockholder and Option Holder agrees that:
               (i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Base Merger Consideration and Closing Merger Consideration, the settlement of any claims for indemnification by the Buyer and/or the Surviving Corporation pursuant to Article VI hereof or any other actions required or permitted to be taken by the Representative hereunder, and no Equity Holder or any other party shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Representative;
               (ii) all actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Equity Holders, and no Equity Holder shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful breach of this Agreement by the Representative;
               (iii) the provisions of this Section 1.12 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Equity Holder may have in connection with the transactions contemplated by this Agreement;

               (iv) remedies available at law for any breach of the provisions of this Section 1.12 are inadequate; therefore, the Buyer and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer and/or the Surviving Corporation brings an action to enforce the provisions of this Section 1.12; and
               (v) the provisions of this Section 1.12 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Equity Holder, and any references in this Agreement to an Equity Holder shall mean and include the successors to the Equity Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
          (h) In performing the functions specified in this Agreement, the Representative shall not be liable to any Equity Holder in the absence of fraud or willful breach on the part of the Representative. Each Equity Holder shall severally, and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without fraud or willful breach on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative.
     1.13 Certificate of Incorporation and By-laws
          (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.
          (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.
     1.14 Directors and Officers of the Surviving Corporation.
          (a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.
          (b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.
     1.15 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.16 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for a portion of the Base Merger Consideration payable in accordance with Section 1.6(b), subject to Section 1.11 and to applicable law in the case of Dissenting Shares.
     1.17 Withholding Obligations. Each of the Buyer, the Company, the Surviving Corporation, the Paying Agent, and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Equity Holders such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable U.S., state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by the Buyer, the Company, the Surviving Corporation, the Paying Agent or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equity Holders in respect of which such deduction and withholding was made by the Buyer, the Company, the Surviving Corporation, the Paying Agent or the Escrow Agent, as the case may be. The Buyer shall also have the right to collect Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations as may be applicable, from the Equity Holders.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article II and (b) other sections or paragraphs in this Article II to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.
     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and By-laws, as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.
     2.2 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 22,500,000 Common Shares, of which at the Closing 7,198,391 shares are issued and outstanding and no shares are held in the treasury of the Company, (ii) 16,500,000 Preferred Shares, of which (A) 11,000,000 shares have been designated as Series A-1 Preferred Stock, of which at the Closing 10,166,926 shares are issued and outstanding and (B) 5,500,000 shares have been designated as Series B Preferred Stock, of which at the Closing no such shares are issued and outstanding.
          (b) Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Shares) the number of Common Shares (if any) into which such shares are convertible. Section 2.2(b) of the Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.
          (c) Section 2.2(c) of the Disclosure Schedule sets forth a complete and accurate list of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Company Shares issued to date under such Plan, the number of Company Shares subject to outstanding options under such Plan and the number of Company Shares reserved for future issuance under such Plan, (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan, if any, under which it was granted, the number of Company Shares, and the class or series of such shares, subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which such Warrant was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, all forms of stock option agreements used to grant Options and all agreements evidencing Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

          (d) Except as set forth in Section 2.2(c) or 2.2(d) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.
          (e) Except as set forth in Section 2.2(e) of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities laws of any other jurisdiction, or voting, of the capital stock of the Company.
     2.3 Authorization. The Company has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Company Stockholders, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by the Company and constitutes or will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
     2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law and to the filing or other regulatory requirements, if any, of any other applicable U.S. or foreign regulatory body, neither the execution and delivery by the Company of this Agreement or any other agreement contemplated hereby, nor the performance by the Company of its obligations hereunder or thereunder, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company each as amended or restated to date, or the Certificate of Incorporation or By-laws (or comparable organizational documents) of any Subsidiary each as amended or restated to date, (b) require on the part of the Company, any Subsidiary or any Company Stockholder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.4 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets. Section 2.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.
     2.5 Subsidiaries.
          (a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.
          (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.
          (c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.
     2.6 Financial Statements.
          (a) The Company has provided to the Buyer the Financial Statements. The Financial Statements (i) comply as to form with all applicable accounting requirements, (ii) for periods subsequent to December 31, 2009, comply with the provisions of Regulation S-X that would apply to such Financial Statements if such Financial Statements were required to be filed with the SEC under the Exchange Act and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clause (c) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.
          (b) Each of the Financial Statements fairly presents the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and its Subsidiaries. The accruals for vacation expenses, severance payments and Taxes are accounted for on the Most Recent Balance Sheet, are adequate and properly reflect the expenses associated therewith in accordance with GAAP.
          (c) Section 2.6(c) of the Disclosure Schedule lists, and the Company has made available to the Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K) effected by the Company since December 31, 2009. Section 2.6(c) of the Disclosure Schedule lists all non-audit services performed by the Company’s auditors for the Company since December 31, 2009.
          (d) To the knowledge of the Company, PricewaterhouseCoopers LLP, the Company’s auditors from on or about August 2010 to May 2011, was and had been at all times during its engagement by the Company (i) “independent” with respect to the Company within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of CPAs (the “AICPA”) and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC. Except as set forth in Section 2.6(d) of the Disclosure Schedule, to the knowledge of the Company, Moss Adams LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Rule 101 of the Code of Professional Conduct of the AICPA and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

     2.7 Absence of Certain Changes. Since December 31, 2010, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) except as set forth in Section 2.7 of the Disclosure Schedule, neither the Company nor any Subsidiary has taken any of the following actions:
          (a) issued or sold any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the exercise or conversion of Preferred Shares, Options or Warrants outstanding on such date), or amended any of the terms of (including the vesting of) any Options or Warrants or restricted stock agreements, or repurchased or redeemed any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place on December 31, 2010 and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company or any Subsidiary);
          (b) split, combined or reclassified any shares of its capital stock; or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for the contribution of the Excluded Company Intellectual Property to the Excluded Company Intellectual Property Licensor and the distribution of all issued and outstanding shares of the Excluded Company Intellectual Property Licensor to the shareholders of the Company (collectively, the “Excluded IP Related Transactions”);
          (c) created, incurred or assumed any indebtedness for borrowed money (including obligations in respect of capital leases); assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity, except between or among the Company and any of its Subsidiaries in the Ordinary Course of Business or the contribution of the Excluded Company Intellectual Property to the Excluded Company Intellectual Property Licensor;
          (d) entered into, adopted or amended any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k) or (except for normal salary increases in the Ordinary Course of Business for employees who are not Affiliates) increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, its directors, officers or employees, generally or individually, or paid any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22(k) or (n) of the Disclosure Schedule) or hired any new officers or (except in the Ordinary Course of Business) any new employees or consultants;
          (e) acquired, sold, leased, licensed or disposed of any assets or property (including any shares or securities of or other equity interests in any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets to customers in the Ordinary Course of Business and the Excluded IP Related Transactions;

          (f) mortgaged or pledged any of its property or assets or subjected any such property or assets to any Security Interest;
          (g) discharged or satisfied any Security Interest or paid any obligation or liability other than in the Ordinary Course of Business;
          (h) amended its Certificate of Incorporation, By-laws or other organizational documents;
          (i) sold, assigned, transferred, licensed or sublicensed any Company Intellectual Property, other than pursuant to licenses with customers entered into in the Ordinary Course of Business and the Excluded IP Related Transactions;
          (j) changed the nature or scope of its business being carried on as of December 31, 2010 or commenced any new business not being ancillary or incidental to such business or taken any action to alter its organizational or management structure;
          (k) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;
          (l) made or changed any Tax election, changed an annual accounting period, filed any amended Tax Return, entered into any closing agreement, waived or extended any statute of limitation with respect to Taxes, settled or compromised any Tax liability, claim or assessment, surrendered any right to claim a refund of Taxes or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
          (m) entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;
          (n) made or committed to make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate;
          (o) instituted any Legal Proceeding or settled any Legal Proceeding, other than the settlement pursuant to the Tecan Settlement Agreement;
          (p) failed to take any action necessary to preserve the validity of any Company Intellectual Property or Permit;
          (q) taken any action not in the Ordinary Course of Business which had the effect of reducing the Working Capital of the Company; or
          (r) agreed in writing or otherwise to take any of the foregoing actions.
     2.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most

Recent Balance Sheet, a copy of which is attached to Section 2.8 of the Disclosure Schedule, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period (other than the liability under the Tecan Settlement Agreement) and (c) contractual liabilities which are not required by GAAP to be reflected on a balance sheet.
     2.9 Tax Matters.
          (a) Except as set forth in Section 2.9(a) of the Disclosure Schedule, each of the Company and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company. The Company and the Subsidiaries have paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person or entity other than the Company or a Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company and the Subsidiaries were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
          (b) The Company has made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and the Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or a Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority (other than any waiver, extension, request or power of attorney that is no longer in effect).
          (c) Except as set forth in Section 2.9(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has made any payment, is obligated to make any payment or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code). Neither the Company nor any Subsidiary is or has ever been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).
          (d) None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other person or entity pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
          (e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.
          (f) Except as set forth in Section 2.9(f) of the Disclosure Schedule, there is no limitation on the utilization by the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383 or 384 of the Code or comparable provisions of foreign state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).
          (g) Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company are subject to an election under former Section 341(f) of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (h) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.
          (i) Neither the Company nor any Subsidiary is a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.
          (j) Except as set forth in Section 2.9(j) of the Disclosure Schedule, neither the Company nor any Subsidiary has ever distributed to their stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (k) Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.
          (l) Section 2.9(l) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company and any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.
          (m) Neither the Company nor any Subsidiary has ever owned an interest in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.
          (n) Neither the Company nor any Subsidiary has ever incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.
          (o) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.
          (p) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.
          (q) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.
          (r) No holder of Company Shares holds any Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
          (s) Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

          (t) Neither the Company nor any Subsidiary has ever engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.
          (u) Section 2.9(u) of the Disclosure Schedule sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company or any Subsidiary and a Governmental Entity.
          (v) Except as set forth on Section 2.9(v) of the Disclosure Schedule, the distribution of the Excluded Company Intellectual Property to the Excluded Company Intellectual Property Licensor has not resulted and will not result in any gain for Tax purposes to the Company or any Subsidiary.
          (w) No non-U.S. Subsidiary has ever guaranteed any portion of a loan on behalf of the Company or any U.S. Subsidiary.
Notwithstanding the foregoing, neither the Company nor any Subsidiary makes any representations or warranties relating to any Taxes that may arise from transactions undertaken on the Closing Date after the Closing or from any election under Section 338 of the Code (or any corresponding provision of state, local or foreign Tax law) made after the Closing.
     2.10 Assets.
          (a) Except as set forth in Section 2.10 of the Disclosure Schedule, the Company or the applicable Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or such Subsidiary, free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted, which tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each material tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
          (b) Section 2.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries.
          (c) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

     2.11 Owned Real Property. Section 2.11 of the Disclosure Schedule includes a complete and accurate list of the real property owned by the Company and any Subsidiary. Except as set forth in Section 2.11 of the Disclosure Schedule, each of the Company and any Subsidiary has good and marketable title to all real property that it owns, free and clear of any Liens.
     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases. The Company has made available to the Buyer complete and accurate copies of the Leases. With respect to each Lease:
          (a) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Company’s knowledge, against each other party thereto;
          (b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect the Company or the Subsidiary that is the party thereto and, to the Company’s knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
          (c) neither the Company, nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such Lease;
          (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;
          (e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
          (f) all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;
          (g) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;
          (h) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary;
          (i) neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease; and

          (j) the Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease.
     2.13 Intellectual Property.
          (a) Company Registrations. Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. Except as set forth on Section 2.13(a) of the Disclosure Schedule, all assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. To the knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.
          (b) Prosecution Matters. Except as set forth on Section 2.13(b) of the Disclosure Schedule, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have made no material misrepresentation in such applications. The Company has no knowledge of any information that would preclude the Company or any Subsidiary from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.
          (c) Ownership; Sufficiency. Except as set forth in Section 2.13(c) of the Disclosure Schedule, each item of Company Intellectual Property material to the business of the Company and the Subsidiaries as currently conducted or as contemplated by the Company to be conducted in the future will be owned or available for use by the Buyer or a subsidiary of the Buyer following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Company Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Company and the Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used and contemplated by the Company to be used in the future by the Company and the Subsidiaries and (iii) otherwise to conduct the Company’s business in the manner currently conducted and contemplated by the Company to be conducted in the future by the Company and the Subsidiaries.
          (d) Protection Measures. The Company or the appropriate Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Company Owned

Intellectual Property material to the business of the Company and the Subsidiaries as currently conducted or as contemplated by the Company to be conducted in the future and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary have complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company or any Subsidiary. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third person. The Company and each Subsidiary has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks in the name of the Company or any Subsidiary or any of their products or services and has enforced adequate quality control measures to ensure that none of such Trademarks that it has licensed to others shall be deemed to be abandoned.
          (e) Infringement by Company. None of the Customer Offerings, or the Exploitation thereof by the Company or its Subsidiaries or by any reseller, distributor, customer or user thereof, or any other activity of the Company or its Subsidiaries, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Company’s or any Subsidiary’s Exploitation thereof, or any other activity undertaken by them in connection with their business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary in the last six years alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party; and the Company has made available to the Buyer copies of all such complaints, claims, notices, requests, demands or threats relating to any alleged or potential infringement, violation or misappropriation.
          (f) Infringement of Company Rights. To the knowledge of the Company, no person (including, without limitation, any current or former employee or consultant of Company or the Subsidiaries) or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property. The Company has made available to the Buyer copies of all correspondence, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.
          (g) Outbound IP Agreements. Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other currently in-force agreement pursuant to which the Company or a Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person or entity, or covenanted not to assert any right, with respect to any past, existing or future Company Owned Intellectual Property (other than non-exclusive licenses to end user customers entered into in the Ordinary Course of Business). Except as described in Section 2.13(g) of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Except as set forth in Section 2.13(g) of the Disclosure Schedule and except for agreements with end user customers entered into in the ordinary course of business which are in a form consistent with the form agreements made available by the Company to the Buyer prior to the Closing Date, neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company or a Subsidiary is obligated to license any existing or future Intellectual Property to any person.
          (h) Inbound IP Agreements. Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or any Subsidiary Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Company or any Subsidiary pursuant to “shrink wrap” licenses, the total fees associated with which are less than $20,000 per licensed software) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems, except as specifically set forth in Section 2.13(h) of the Disclosure Schedule. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.
          (i) Source Code. Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its and the Subsidiaries’ employees and contractors) of, the Company Source Code to any person or entity, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule, and the Company and the Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its Subsidiaries, their escrow agent(s) or any other person to any third party.
          (j) Authorship. Except as set forth in Section 2.13(j) of the Disclosure Schedule, all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary, waiving their non-assignable rights (including moral rights) in favor of the Company or a Subsidiary and its permitted assigns and licensees, and who have no residual claim to such materials.
          (k) Open Source Code. Section 2.13(k)(A) of the Disclosure Schedule lists all Open Source Materials that the Company or its Subsidiaries have utilized in any way in the

Exploitation of Company Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or its Subsidiaries. Except as specifically disclosed in Section 2.13(k)(B) of the Disclosure Schedule, neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or a Subsidiary; or (iii) used Open Source Materials, in each case to the extent the manner of the Company’s or the Subsidiaries’ incorporation, use or distribution of such Open Source Materials create, or purport to create, obligations for the Company or any Subsidiary with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).
          (l) Employee and Contractor Assignments. Each employee of the Company or any Subsidiary who has engaged in any meaningful technical development work for the Company or any Subsidiary and each independent contractor of the Company or any Subsidiary who has engaged in any meaningful technical development work for the Company or any Subsidiary has executed a valid and binding written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship made or developed for or on behalf of the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.
          (m) Quality. The Customer Offerings and the Internal Systems are to the knowledge of the Company free from defects in design, workmanship and materials and conform to the written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company and its Subsidiaries have not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party, except as set forth in Section 2.13(m) of the Disclosure Schedule.
          (n) Support and Funding. The Company and its Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.
          (o) Excluded Company Intellectual Property. The Excluded Company Intellectual Property is not currently used in, and has never been used in, the Company’s business, except for incidental and non-material use described in Section 2.13(o) of the Disclosure Schedule. The Excluded Company Intellectual Property is not necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Company and the Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used and contemplated by the Company to be used in the future by the Company and the Subsidiaries and (iii) otherwise to conduct the Company’s business in the manner currently conducted and contemplated by the Company to be conducted in the future by the Company and the Subsidiaries. Prior to the date hereof, the Company transferred the Excluded Company Intellectual Property to the Excluded Company Intellectual Property Licensor, and there is no warranty or recourse of any kind to the Company or any of its Subsidiaries relating to such transfer. The Company has no liability of any kind relating to the Excluded Company Intellectual Property or the transfer of the Excluded Company Intellectual Property to the Excluded Company Intellectual Property Licensor. After giving effect to the Excluded IP Related Transactions, the Company Stockholders hold all of the issued and outstanding equity interests in the Excluded Company Intellectual Property Licensor in the same respective percentages as such Company Stockholders hold in the outstanding capital stock of the Company immediately prior to the completion of the Excluded IP Related Transaction.
     2.14 Inventory. All inventory of the Company and the Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or market, determined with the weighted average method (which approximates a first-in, first-out basis). The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive and are otherwise appropriate for the continued operation of the business of the Company and its Subsidiaries in the Ordinary Course of Business in the present circumstances of the Company and the Subsidiaries.
     2.15 Contracts.
          (a) Section 2.15(a) of the Disclosure Schedule lists the following agreements (other than any Employee Benefit Plan listed in Section 2.22(a) of the Disclosure Schedule) to which the Company or any Subsidiary is a party (each a “Contract”):
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties in each case, which involves more than $20,000 on an annual basis;
               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $50,000 or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
               (iv) any agreement (or group of related agreements) under which the Company or a Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
               (v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
               (vi) any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with customers, prospective customers, employees or consultants of the Company or any Subsidiary set forth in the Company’s or the applicable Subsidiary’s standard terms and conditions of sale or standard form of employment agreement or consulting agreement, copies of which such standard terms and conditions have previously been made available to the Buyer);
               (vii) any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement, in each case;
               (viii) any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);
               (ix) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;
               (x) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;
               (xi) any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;
               (xii) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);
               (xiii) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;

               (xiv) any agreement under which the Company or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
               (xv) any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing;
               (xvi) any collective bargaining agreement and any social plan which is in effect and not fully performed, to the extent applicable to the Company or any Subsidiary;
               (xvii) any agreement which contains any provision which refers to a change of control of the Company or any Subsidiary;
               (xviii) all contracts with, or that require the retention of or payment to, an investment bank, broker, financial advisor, accountant, attorney or other advisor; and
               (xix) any other agreement (or group of related agreements) either involving more than $100,000 or not entered into in the Ordinary Course of Business.
          (b) The Company has made available to the Buyer a complete and accurate copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Company’s knowledge, against each other party thereto; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto and, to the Company’s knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company, any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, any Subsidiary or, to the knowledge of the Company, any other party under such Contract.
          (c) Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15(a) of the Disclosure Schedule under the terms of Section 2.15(a). Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a material loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.
     2.16 Receivables, Payables and Other Accrued Expenses.
          (a) Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within

90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16(a) of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable). Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor. Neither the Company nor any Subsidiary has taken actions to accelerate the collection of any accounts receivable, whether by granting any discount or other concession or otherwise.
          (b) Accounts Payable and Accrued Expenses. A complete and accurate list of the accounts payable and accrued expenses reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16(b) of the Disclosure Schedule. All accounts payable and accrued expenses that have arisen since the Most Recent Balance Sheet Date have arisen in the Ordinary Course of Business. Neither the Company nor any Subsidiary has delayed or otherwise deferred the payment of any obligations of the Company or any of its Subsidiaries other than in the Ordinary Course of Business.
     2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.
     2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.18 of the Disclosure Schedule identifies all claims asserted by the Company pursuant to any insurance policy since January 1, 2005 and describes the nature and status of each such claim.
     2.19 Litigation. Except as set forth in Section 2.19 of the Disclosure Schedule, there is no Legal Proceeding which is pending or to the knowledge of the Company has been threatened against the Company or any Subsidiary. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

     2.20 Warranties.
          (a) No service or product provided, manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.20(a) of the Disclosure Schedule, and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 2.20(a) of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not have a reasonable basis for believing that such expenses will significantly increase as a percentage of sales in the future.
          (b) The reserve for warranty claims set forth on the Most Recent Balance Sheet and any reserves for warranty claims created by the Company in the Ordinary Course of Business subsequent to the Most Recent Balance Sheet Date are adequate and were calculated in accordance with GAAP consistently applied.
          (c) Neither the Company nor any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or a Subsidiary to provide the customer with any other services or products of the Company or a Subsidiary on pre-negotiated terms, including without limitation for upgrades to other services or products at prices below the Company’s or Subsidiary’s, as the case may be, published price for such services or products. Neither the Company nor any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company other than those arising in the Ordinary Course of Business.
     2.21 Employees.
          (a) Section 2.21(a) of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary (in each case, listed by employee number), along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave). Except as set forth in Section 2.21(a) of the Disclosure Schedule, each of such employees is retained at-will and none of such employees is a party to an employment agreement or contract with the Company or any Subsidiary. Except as set forth in Section 2.21(a) of the Disclosure Schedule, each current and former employee of the Company or any Subsidiary has entered into the Company’s or such Subsidiary’s standard form of At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which has previously been made available to the Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.21(a) of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are not citizens of the United States. To the knowledge of the Company, no key employee or group of 10% or more of the employees at any location has expressed an intent to terminate employment with the Company or any Subsidiary, nor has notice to terminate been given by the Company or any Subsidiary to such person or persons. The

Company and each Subsidiary are in compliance in all material respects with all applicable laws relating to the employment of employees, including, without limitation, the hiring and termination of employees.
          (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any actual or, to the knowledge of the Company, threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened (including, without limitation, the filing of a petition for certification) either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.
          (c) None of the Company, any Subsidiary, any director, officer or other key employee of the Company or a Subsidiary, or any Affiliate of any of the foregoing, has any existing undisclosed contractual relationship with the Company or a Subsidiary or, except as set forth in Section 2.21(c) of the Disclosure Schedule, owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company and the Subsidiaries.
          (d) Section 2.21(d) of the Disclosure Schedule contains a list of all independent contractors currently engaged by the Company and the Subsidiaries, along with the position, date of retention and rate of remuneration for each such person or entity. Except as set forth in Section 2.21(d) of the Disclosure Schedule, none of such independent contractors is a party to a written agreement or contract with the Company or any Subsidiary. Each such independent contractor has entered into the Company’s or the applicable Subsidiary’s standard form of At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company or the applicable Subsidiary, a copy of which has previously been made available to the Buyer.
          (e) Section 2.21(e) of the Disclosure Schedule sets forth a list of each employee of the Company or any Subsidiary who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or any Subsidiary provided to the United States Department of Labor (“DOL”) and the United States Customs and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the knowledge of the Company, true and complete at the time of filing such applications. The Company or applicable Subsidiary received the appropriate notice of approval or other evidence of authorized employment from the USCIS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. Neither the Company nor any Subsidiary has received any notice from the USCIS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.

          (f) The Company or a Subsidiary obtained the necessary prevailing wage documentation for each H-1B worker and has paid and continues to pay each H-1B worker the prevailing wage according to the regulations of the DOL. The Company and the Subsidiaries have complied with all terms of the Labor Condition Applications for all H-1B workers and has maintained all documentation required by the DOL regulations.
          (g) The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Section 2.21(g) of the Disclosure Schedule, there are no, and at no time during the six years prior to the date hereof have been, any independent contractors who have provided services to the Company for a period of six consecutive months or longer. Except as set forth in Section 2.21(g) of the Disclosure Schedule, all times during the six years prior to the date hereof, the Company has never had any temporary or leased employees.
          (h) Section 2.21(h) of the Disclosure Schedule contains a complete and accurate list of (i) all of the Company’s and each Subsidiary’s written employee handbooks, employment manuals, employment policies, or affirmative action plans, and (ii) written summaries of all material unwritten employment policies.
          (i) Neither the Company nor any Subsidiary has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment Retraining Notification Act) at any time from the date that is 90 days immediately preceding the Company’s execution of this Agreement and continuing through the Closing Date.
          (j) Neither the Company nor any Subsidiary has incurred, and no circumstances exist under which the Company or any Subsidiary could incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.
     2.22 Employee Benefits.
          (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. The Company has made available to Buyer complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto (ii) written summaries of all unwritten material Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Forms 5500 or 5500-SF and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan. All Company Plans comply in all material respects with California law and all other applicable laws.
          (b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations in all material respects with respect to each Company Plan and has timely made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with applicable law, including, where applicable, the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the DOL have been timely submitted.
          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability. No Company Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.
          (d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination or opinion letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost. There has been no termination or partial termination of such a Company Plan. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. Each Company Plan that provides for compliance with Section 404(c) of ERISA or is intended to comply with such provision, so complies.
          (e) Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
          (f) No Company Plan has assets that include securities issued by the Company, any Subsidiary or any ERISA Affiliate.
          (g) With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. Neither the Company nor any Subsidiary has any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan. The Company has satisfied all of its minimum funding obligations with respect to the Company Plans. There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law, but only to the extent that such continuation of coverage is provided solely at the participant’s or beneficiary’s expense.
          (h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or any plan participant to (i) any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.
          (i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
          (j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan, or in any way limit such action.
          (k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
          (l) Each individual who has received compensation for the performance of services on behalf of the Company, the Subsidiaries or the ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable law.

          (m) Section 2.22(m) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of March 31, 2011.
          (n) Section 2.22(n) of the Disclosure Schedule sets forth all bonuses earned by the Company’s or any Subsidiary’s employees through the Closing Date that are expected to be accrued but unpaid as of the Closing Date.
          (o) There are no loans or extensions of credit from the Company, any Subsidiary or any ERISA Affiliate to any employee of or independent contractor to the Company or any Subsidiary.
          (p) Except as set forth in Section 2.22(o) of the Disclosure Schedule, there is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Company or any Subsidiary.
          (q) Except as set forth in Section 2.22(p) of the Disclosure Schedule, there is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company, any Subsidiary or on any Company Stockholder.
          (r) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.
     2.23 Environmental Matters.
          (a) Each of the Company and the Subsidiaries has complied with all material applicable Environmental Laws. Each of the Company and the Subsidiaries has obtained and complied with the terms and conditions of any and all licenses, consents, permits or other authorizations made or issued pursuant to, under or required by any Environmental Laws, and all of such licenses, consents, permits and other authorizations are in full force and effect on the date hereof, and no circumstance exists on the date hereof that will result in a material modification, supervision, revocation or non-renewal of any such license, consent, permit or other authorization. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

          (b) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.
          (c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.
          (d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, the Subsidiaries or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.
          (e) The Company is not aware of any environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.
          (f) There are no hazardous materials present on or in the environment at the properties or at any geologically or hydrologically adjoining property, either temporary or permanent, and deposited or located in any part of the properties or such adjoining property. Neither the Company nor any Subsidiary nor other person for whose conduct they are or may be held responsible, has permitted or conducted any hazardous activity conducted with respect to the properties in which any it has or had an interest.
          (g) To the knowledge of the Company, there are no contaminated sites at any property owned, operated or otherwise used by the Company or any Subsidiary that could give rise to liability of the Company or any Subsidiary.
     2.24 Legal Compliance.
          (a) Each of the Company and the Subsidiaries is currently conducting, and has at all times since their inception conducted, their respective businesses in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.
          (b) Neither the Company, any Subsidiary nor any officer, director, employee or agent thereof or any Company Stockholder acting on behalf of the Company or any Subsidiary, has condoned any act or authorized, directed or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee, agent or Company Stockholder.

     2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) the top 20 customers of the Company and the Subsidiaries on the basis of unaudited revenues recognized under GAAP for the twelve-month period ended on the Most Recent Balance Sheet Date and the amount of revenues accounted for by each such customer during such period and (b) (i) each supplier that is the sole supplier of any significant product or service to the Company or any Subsidiary and (ii) the top 10 suppliers to the Company and the Subsidiaries on the basis of goods or services purchased during the twelve-month period ended on the Most Recent Balance Sheet Date, and the amounts paid for such goods and services purchased during such period from each such supplier. No such customer or supplier has indicated within the past year that it will stop buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any Subsidiary. The Company and the Subsidiaries have good relations with their customers and suppliers. No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture, provide or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. Except as set forth in Section 2.25 of the Disclosure Schedule, no purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
     2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.
     2.27 Certain Business Relationships With Affiliates. Except as set forth in Section 2.27 of the Disclosure Schedule, no Affiliate of the Company or any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary. Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.
     2.28 Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     2.29 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.
     2.30 Prepayments, Prebilled Invoices and Deposits.
          (a) Section 2.30(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company and the Subsidiaries as of the date of the close of business on July 22, 2011 from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.
          (b) Section 2.30(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company and the Subsidiaries as of the close of business on July 22, 2011 for products to be purchased, services to be performed or other benefits to be received after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.
     2.31 Government Contracts.
          (a) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been threatened or initiated or, to the knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any Subsidiary or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). Neither the Company nor any Subsidiary has been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the

Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. Neither the Company nor any Subsidiary has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.
          (b) To the knowledge of the Company, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 §52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.212-13 or similar sections); and the Company has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.
     2.32 Independent Investigation; No Other Representations or Warranties of the Company, Etc. The Buyer has conducted an independent review and analysis of the assets, business, condition (financial or otherwise), liabilities, operations and prospects of the Company, to the extent made available by the Company. None of the Company, any of its Affiliates, the Equity Holders, or any of their respective managers, directors, officers, members, partners, Affiliates, consultants, agents, counsel or advisors makes or has made any representation or warranty, express or implied, to the Buyer or any of its stockholders, directors, officers, Affiliates, employees, consultants, agents, counsel or advisors (except for the representations and warranties expressly made by the Company to the Buyer set forth in this Agreement and in any other document delivered in connection with this Agreement). Without limiting the generality of the foregoing, no representation or warranty is made with respect to any financial projections, any confidential information memorandum delivered to the Buyer or any of its Affiliates or financing sources, any “management presentations” or accompanying materials, or any “data room” or “virtual data room”.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY
     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):
     3.1 Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
     3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.
     3.3 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, and to the filing or other regulatory requirements, if any, of any other applicable U.S. or foreign regulatory body and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the performance by the Buyer or the Transitory Subsidiary of their respective obligations hereunder or thereunder, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other agreement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets
     3.4 Judgments; Litigation. There is no (a) outstanding court order against the Buyer or the Transitory Subsidiary, or (b) action by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending or, to the knowledge of the Buyer, threatened against the Buyer or the Transitory Subsidiary, in either case which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
     3.5 Funding. The Buyer has and shall have access to adequate funds to fund the entire Base Merger Consideration.
     3.6 Broker’s Fees. Neither the Buyer nor the Transitory Subsidiary has liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.7 Disclosure. No representation or warranty by the Buyer or the Transitory Subsidiary contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
ARTICLE IV
COVENANTS
     4.1 Stockholder Approval.
          (a) As expeditiously as possible following the execution of this Agreement and in any event within one (1) business day after the execution of this Agreement, the Company shall mail the Disclosure Statement, in a form reasonably acceptable to the Buyer, to the Company Stockholders. The Disclosure Statement shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Equity Holders, the escrow arrangements and the authority of the Representative, and a statement that the adoption of this Agreement by the Company Stockholders and/or the acceptance of any portion of the Closing Merger Consideration shall constitute approval of such terms) and (ii) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. The Company shall use all Reasonable Best Efforts to secure and cause to be filed with the Company immediately after the execution of this Agreement, consents from Company Stockholders necessary to secure the Requisite Stockholder Approval, which consents shall be in a form that is reasonably acceptable to the Buyer. As expeditiously as possible following the receipt of the Requisite Stockholder Approval, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Requisite Stockholder Approval has been obtained. The Company shall also send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Company Stockholders and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.
          (b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.
          (c) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

          (d) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     4.2 Expenses. Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Company will pay all fees and expenses incurred by the Company as a Company Transaction Expense in connection with the transactions contemplated hereby. Each Equity Holder shall be responsible for payment of all sales or transfer Taxes (including real property transfer Taxes) arising out of the conveyance of the Company Shares and/or Options owned by such Equity Holder.
     4.3 Employee Matters. Until December 31, 2011, the Buyer shall continue to maintain the Company Plans as in effect on the Effective Time or, in its sole discretion, the Buyer may provide the employees identified on Section 2.21(a) of the Disclosure Schedule who are employed by the Company at the Effective Time (each a “Continuing Employee”) with benefits under the Buyer’s employee benefit plans on substantially the same basis, in the aggregate, as those provided to similarly situated employees of the Buyer. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual, where applicable) under any Buyer employee benefit plan (other than a defined benefit plan) and to the extent permitted by applicable law, the Buyer shall provide that the Continuing Employees shall receive service credit under each of the Buyer’s employee benefit plans (other than a defined benefit plan) for their period of service with the Company and its predecessors prior to the Closing, except where doing so would cause a duplication of benefits. The Buyer shall waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental and vision plans that such employees may be eligible to participate in after the Closing Date, to the extent such waiver is permitted by the terms of the applicable employee plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time (“Carry Over Vacation”). The Buyer shall have the sole discretion to determine the manner in which future vacation or paid time off accrues, taking into account the balance of any Carry Over Vacation; provided that no Carry Over Vacation shall be subject to forfeiture. The Continuing Employees are not third-party beneficiaries of the provisions of this Section, and nothing herein expressed or implied will give or be construed to give any Continuing Employee any legal or equitable rights hereunder. Nothing in this Agreement, express or implied, shall be construed to prevent the Buyer or the Surviving Corporation from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Effective Time or (ii) terminating or modifying to any extent any employee benefit or other compensatory plan, program, agreement or arrangement that the Buyer or the Surviving Corporation may establish or maintain. No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit or other compensatory plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.
     4.4 Indemnification of Company Directors and Officers. Subject to the limitations of applicable Law and to the Company’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement, if the Merger is consummated, from the Effective Time the Surviving Corporation will fulfill and honor the obligations of the Company (or, as applicable, its Subsidiaries) to its present and former directors and officers (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect as of the date hereof and identified on Schedule 4.4 and pursuant to the Company’s Certificate of Incorporation or Bylaws, in each case, in effect on the date hereof, with respect to claims arising out of acts or omissions occurring prior to the Effective Time which are asserted after the Effective Time. The foregoing covenants under this Section 4.4 shall not apply to any claim arising out of events or circumstances for which the Buyer would be entitled to indemnification pursuant to Article VI.
ARTICLE V
[Intentionally Omitted.]
ARTICLE VI
INDEMNIFICATION
     6.1 Indemnification by the Equity Holders. The Equity Holders shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Surviving Corporation, the Buyer or any Affiliate thereof resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company or any Equity Holder to the Buyer pursuant to this Agreement;
          (b) any failure to perform any covenant or agreement of the Company or any Equity Holder contained in this Agreement or any other agreement or instrument furnished by the Company or any Equity Holder to the Buyer pursuant to this Agreement;
          (c) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests (with respect to which the Company Stockholders’ indemnification obligation shall be several and not joint);
          (d) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive a portion of the Base Merger Consideration pursuant to this Agreement), including any option, preemptive rights, rights to notice or to vote or dissenters’ rights; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

          (e) any Company Indebtedness to the extent not paid prior to or at Closing;
          (f) any Company Transaction Expenses to the extent not paid prior to or at Closing;
          (g) any amount by which the cash balances of the Company at the Effective Time are less than the amount of the Company’s Restricted Cash or any inaccuracy in the cash balance certificate delivered pursuant to Section 1.3(p) above;
          (h) any Litigation Matter;
          (i) any Taxes for or on account of the transfer of the Excluded Company Intellectual Property;
          (j) any claim arising out of the matter described in Section 6.1(j) of the Disclosure Schedule; or
          (k) any liability or other obligation asserted by Tecan or its affiliates arising in connection with the Share and Asset Purchase Agreement, dated July 15, 2010, between Tecan and the Company or any transactions or documents contemplated thereby (including, without limitation, on account of any transition services), other than the payment made at the Closing by the Company pursuant to the Settlement Agreement and Release dated as of July 22, 2011.
     6.2 Indemnification by the Buyer. The Buyer shall indemnify the Equity Holders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Equity Holders resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement; or
          (b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.
     6.3 Indemnification Claims.
          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI, (B) the damages that are reasonably likely to result from such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, are less than or equal to the current balance of the Escrow Amount, and (C) an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Indemnified Party or the business, operations or future conduct of the Indemnified Party and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving Taxes or criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other material adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party and, if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, a copy of the Claim Notice to the Escrow Agent.
          (c) Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following delivery of the Response, a written notice executed by both parties, instructing the Escrow Agent to disburse to the Buyer from the Escrow Amount a sum in cash equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following delivery of the Response, a written notice executed by both parties, instructing the Escrow Agent to disburse to the Indemnified Party from the Escrow Amount a sum in cash equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If no Response is delivered by the Indemnifying Party within such 30-day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party, and if the Buyer is seeking to enforce such claim pursuant to the Escrow Agreement, the Escrow Agent shall disburse the Claimed Amount to the Buyer upon written notice executed by the Buyer. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount.
          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in New York, New York, in accordance with Section 10.11. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Amount shall be distributed to the Buyer and/or the Equity Holders (which notice shall be consistent with the terms of the resolution of the Dispute).
          (e) If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling;
               (ii) Either party shall commence the arbitration by filing a written submission with the New York, New York office of the AAA and the arbitration shall be sited and administered in New York, New York;
               (iii) The Arbitrator shall have the authority to permit federal rules type discovery, such as permitting the production of documents, interrogatories and depositions.
               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.11);
               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties; and
               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.
          (f) For purposes of this Section 6.3 and the first and second sentences of Section 6.4(b), (i) if the Equity Holders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Representative; and (ii) if the Equity Holders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Representative. The Representative shall have full power and authority on behalf of each Equity Holder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Equity Holders under this Article VI. The Representative shall have no liability to any Equity Holder for any action taken or omitted on behalf of the Equity Holders pursuant to this Article VI.
     6.4 Survival of Representations and Warranties.
          (a) Unless otherwise specified in this Section 6.4 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue forever in full force and effect in accordance with their terms. Except for claims based on fraud or knowing misrepresentation, all representations and warranties that are covered by the indemnification obligations in Sections 6.1(a) and 6.2(a) shall expire on the date twenty-four (24) months following the Closing Date.
          (b) If an Indemnified Party delivers to the Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty or an Expected Claim Notice based upon a breach of such representation or warranty then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice or Expected Claim Notice, as applicable. If the Legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of the Indemnified Party or any knowledge acquired (or capable of being acquired) by the Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.
     6.5 Limitations.
          (a) Notwithstanding anything to the contrary herein, (i) with respect to claims for Damages arising under Section 6.1(a) (other than claims based on fraud or knowing misrepresentation or claims relating to a breach of the representation and warranties set forth in Section 2.2), (b), (g), (h), (i), (j) and (k) the aggregate liability of the Equity Holders for Damages shall not exceed the Escrow Amount and (ii) with respect to claims for Damages arising under Section 6.1(a) (other than claims based on fraud or knowing misrepresentation or claims relating to a breach of the representations and warranties set forth in Section 2.2), (x) the Equity Holders shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $325,000 (at which point the Equity Holders shall become liable for all Damages under Section 6.1(a), and not just amounts in excess of $325,000) and (y) the Equity Holders shall not be liable for any Damages with respect to any matter or series of similar matters unless that matter or series of similar matters would result in Damages in excess of $25,000.
          (b) Notwithstanding anything to the contrary herein, with respect to claims for Damages arising under Section 6.2 (other than claims based on fraud or knowing misrepresentation) or the Buyer’s obligation to pay the Base Merger Consideration, (i) the aggregate liability of the Buyer for Damages shall not exceed the Escrow Amount, (ii) the Buyer shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $325,000 (at which point the Buyer shall become liable for all Damages under Section 6.2(a), and not just amounts in excess of $325,000) and (iii) the Buyer shall not be liable for any Damages under Section 6.2(a) with respect to any matter or series of similar matters unless that matter or series of similar matters would result in Damages in excess of $25,000.

          (c) No Equity Holder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.
          (d) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims arising under this Agreement or the agreements or transactions contemplated hereby. No Indemnified Party may bring any claim with respect to this Agreement or the agreements or transactions contemplated hereby, whether in tort, contract or otherwise, except in accordance with the provisions of this Article VI. Accordingly, the parties expressly waive and release any remedy, liability and any rights they may have pursuant to law or equity other than the remedies expressly provided under this Article VI. Furthermore, the parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim that includes any remedy waived by the preceding. The parties agree that, to the extent required by applicable law to be effective, the agreement, waivers and releases contained in this section are conspicuous. The provisions of this Article VI constitute an integral part of the consideration given to the parties pursuant to this Agreement and were specifically bargained for.
          (e) Notwithstanding the foregoing, the Buyer shall not attempt to collect any Damages directly from the Equity Holders on account of any claims not limited to the Escrow Amount pursuant to Section 6.5(a) unless there are insufficient funds held in escrow pursuant to the Escrow Agreement to satisfy such claims; provided, however, that in the event that the Buyer has recovered from the funds held in escrow pursuant to the Escrow Agreement any amounts on account of claims not so limited to the Escrow Amount, and the Buyer is subsequently prevented from recovering with respect to claims that are limited to the Escrow Amount because the Escrow Amount has been depleted, the Buyer may recover Damages directly from the Equity Holders to the extent of the payments from the Escrow Amount that contributed claims that were not limited to the Escrow Amount pursuant to Section 6.5(a).
          (f) With respect to any claim by the Buyer or the Surviving Corporation relating to the matter described on Section 6.5(f) of the Disclosure Schedule, indemnification under this Article VI shall not be available unless the Buyer first uses reasonable efforts to seek recovery from the Aurora Escrow Account.
     6.6 Qualifiers. For purposes of this Article VI, all representations and warranties of the Company in Article II and of the Buyer and the Transitory Subsidiary in Article III shall be construed as if the terms “material” and “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.
ARTICLE VII
DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “AAA” shall mean the American Arbitration Association.
     “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “Agreement” shall have the meaning set forth in the first paragraph hereto.
     “AICPA” shall have the meaning set forth in Section 2.6(d).
     “Arbitrator” shall have the meaning set forth in Section 6.3(e).
     “Aurora Escrow Account” shall have the meaning set forth in the recitals hereto.
     “Aurora Escrow Agreement” shall have the meaning set forth in Section 1.3(h).
     “Aurora Escrow Amount” shall have the meaning set forth in Section 1.5(c).
     “Aurora Escrowed Shares” shall have the meaning set forth in the recitals hereto.
     “Aurora Holdback Agreement” shall have the meaning set forth in Section 1.3(h).
     “Base Merger Consideration” shall mean Seventy-Nine Million Dollars ($79,000,000) plus the amount of the Unrestricted Cash of the Company.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Carry Over Vacation” shall have the meaning set forth in Section 4.12.
     “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
     “Certificate of Incorporation” shall have the meaning set forth in Section 2.1.
     “Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law in connection with the Merger.
     “Certificates” shall have the meaning set forth in Section 1.7.
     “Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by an Indemnified Party in connection with a claim for indemnification pursuant to Article VI.
     “Closing” shall mean the closing of the Merger contemplated by this Agreement.

     “Closing Date” shall mean the date hereof.
     “Closing Merger Consideration” shall have the meaning set forth in Section 1.5(d).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.
     “Common Shares” shall mean the shares of common stock, par value $0.001 per share, of the Company.
     “Company” shall have the meaning set forth in the first paragraph of this Agreement.
     “Company Indebtedness” shall mean and include:
          (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money;
          (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument;
          (c) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), but only to the extent that such commitments or obligations are payable in cash and are not otherwise secured by restricted cash balances;
          (d) indebtedness secured by a Lien on assets or properties of such Person;
          (e) any liability of such Person in respect of banker’s acceptances or drawn letters of credit;
          (f) obligations under any interest rate, currency or other hedging agreement of such Person, but only to the extent that such obligations are payable in cash and are not otherwise secured by restricted cash balances;
          (g) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases;
          (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
          (i) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above; or
          (j) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (i) above, all accrued and unpaid interest, premiums, penalties,

breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto;
provided, that Company Indebtedness shall not, however, include (w) the Tecan Settlment Agreement, (x) the Remp pension reserve (computed in accordance with IFRS requirements) and long-term deferred tax liabilities, (y) all amounts outstanding under promissory notes or convertible promissory notes, which notes are converted in connection with the transactions contemplated hereunder, (z) accounts payable to trade creditors, (aa) accrued expenses arising in the Ordinary Course of Business or (bb) endorsements of negotiable instruments for collection in the Ordinary Course of Business.
     “Company Indemnified Party” shall have the meaning set forth in Section 4.14(a).
     “Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
     “Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or a Subsidiary by any third party.
     “Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, event, circumstance or development resulting from (A) changes in the United States economy in general, so long as such changes do not disproportionately affect the business of the Company and its Subsidiaries taken as a whole, or (B) changes in the industry in which the Company and its Subsidiaries operate, so long as such changes do not disproportionately affect the business of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Buyer to operate the business of the Company and its Subsidiaries immediately after the Closing or (iii) the ability of the officers of the Buyer, following the Closing, to certify without qualification to the Buyer’s financial statements or filings made with the SEC as they relate to the business or operations previously conducted by the Company and its Subsidiaries. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.
     “Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or a Subsidiary, in whole or in part.
     “Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate.
     “Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others, but not including any that are expired, abandoned, cancelled or no longer in force.
     “Company Shares” shall mean the Common Shares and the Preferred Shares.

     “Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems.
     “Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company, including the Company 2005 Stock Plan and the Company 2009 Stock Plan.
     “Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.
     “Company Transaction Expenses” shall mean, to the extent payable by the Company or a Subsidiary thereof: all costs and expenses of the Company and its Subsidiaries incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, as well as any expenses of the Company and its Subsidiaries incurred in connection with any other proposed transaction with other prospective buyers or any alternative transaction, financing or other liquidity event considered by the Company or any of its Subsidiaries, including in each case, (i) out-of pocket costs, (ii) fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, (iii) insurance premiums paid or payable by the Company covering directors and officers of the Company for claims made after the Effective Time based on acts or omissions occurring at or prior to the Effective Time, and (iv) bonuses (whether earned or accrued), retention payments, change of control or similar payments and any other payments to directors, officers and employees of the Company and its Subsidiaries (including any employment taxes payable by the Company or its Subsidiaries in connection with such payments), as a result of or in connection with the consummation of the transactions contemplated by this Agreement, in each case which have not been paid in full as of the Closing Date.
     “Continuing Employee shall have the meaning set forth in Section 4.12.
     “Contract” shall have the meaning set forth in Section 2.15.
     “Controlling Party” shall mean the party controlling the defense of any Third Party Action.
     “Current Assets” shall mean the combined assets of the Company and its Subsidiaries as determined to be current in accordance with GAAP, excluding all cash.
     “Current Liabilities” shall mean any and all liabilities and obligations determined to be current in accordance with GAAP.
     “Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.
     “Damages” shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, lost profits, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi).
     “Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.
     “Disclosure Statement” shall mean a written proxy or information statement containing the information prescribed by Section 4.3(a).
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of a Claimed Amount.
     “Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.
     “Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.
     “DOL” shall have the meaning set forth in Section 2.21(e).
     “EAD” shall have the meaning set forth in Section 2.21(e).
     “Effective Time” shall mean the time at which the Company files the Certificate of Merger with the Secretary of State of the State of Delaware.
     “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, and all severance agreements, written or otherwise, for the benefit of or relating to any current or former employee or independent contractor of the Company, any Subsidiary or any ERISA Affiliate pursuant to which the Company or any Subsidiary of the Company has or may have any current or future liability.
     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or all legislation of any relevant jurisdiction relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
     “Equity Holders” shall mean the Company Stockholders (other than holders of Dissenting Shares) and Option Holders immediately prior to the Effective Time.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.
     “Escrow Agent” shall mean American Stock Transfer & Trust Company LLC.
     “Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit B by and among the Buyer, the Representative and the Escrow Agent.
     “Escrow Amount” shall mean the amount deposited in escrow pursuant to Section 1.11 and held and disposed of in accordance with the terms of the Escrow Agreement.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Excluded Company Intellectual Property” shall mean the Company Owned Intellectual Property transferred or assigned by the Company to the Excluded Company Intellectual Property Licensor on or prior to the Closing Date, as specifically provided in the License Agreement.
     “Excluded Company Intellectual Property Licensor” shall mean Irori Technologies, Inc., a Delaware corporation.
     “Excluded IP Related Transactions” shall have the meaning set forth in Section 2.7(b).
     “Excluded Shares” shall have the meaning set forth in Section 1.6(c).
     “Expected Claim Notice” shall mean a notice that, as a result of a Legal Proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.
     “Exploit” or “Exploitation” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
     “Financial Statements” shall mean:
          (a) the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for the fiscal year ended December 31, 2009, as certified without qualification by PricewaterhouseCoopers LLP;
          (b) the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for the fiscal year ended December 31, 2010, as certified without qualification by Moss Adams LLP; and
          (c) the unaudited balance sheets of the Company as of the quarter ended March 31, 2011, and the related unaudited statements of operations, changes in stockholders’ equity and cash flows for such fiscal quarter then ended.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any domestic or foreign court, arbitrational tribunal, administrative agency or commission or other domestic or foreign governmental or regulatory authority or agency.
     “Indemnified Party” shall mean a party entitled to, or seeking to assert rights, to indemnification under Article VI of this Agreement.
     “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.
     “Intellectual Property” shall mean the following subsisting throughout the world:
          (d) Patent Rights;

          (e) Trademarks and all goodwill in the Trademarks
          (f) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
          (g) mask works and registrations and applications for registration thereof under the laws of any jurisdiction;
          (h) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
          (i) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
     “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.
     “Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or a Subsidiary or hosted at a third party site. All Internal Systems that are material to the business of the Company or its Subsidiaries are listed and described in Section 2.13(c) of the Disclosure Schedule.
     “Lease” shall mean any lease or sublease pursuant to which the Company or any Subsidiary leases or subleases from another party any real property.
     “Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.
     “Letter of Transmittal” shall have the meaning set forth in Section 1.7(a).
     “License Agreement” shall have the meaning set forth in Section 1.3(e).
     “Liens” shall mean: any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, restrictive covenants, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.

     “Litigation Matter” shall mean any matter listed in Section 2.19 of the Disclosure Schedule and any other Legal Proceeding in which the Company or any Subsidiary is a party at the Closing Date.
     “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     “Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.
     “Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.
     “Most Recent Balance Sheet Date” shall mean March 31, 2011.
     “Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.
     “Nondisclosure Agreement” shall mean the Mutual Nondisclosure Agreement, dated as of February 15, 2011, by and between the Company and the Buyer.
     “Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
     “Option” shall mean each option to purchase or acquire Company Shares.
     “Option Consideration” shall mean an amount (net of applicable federal and state withholding taxes) equal to the product of (i) the excess, if any, of (A) the Per Share Non-Preference Amount, less (B) the exercise price per Common Share subject to such Option, and (ii) the total number of Common Shares subject to such Option, without any interest thereon. Such amount shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares receiving Option Consideration held by such Option Holder.
     “Option Holder” shall mean a holder of an outstanding Option.
     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice, including with respect to frequency and amount.

     “Parties” shall have the meaning set forth in the first paragraph of this Agreement.
     “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
     “Paying Agent” shall mean American Stock Transfer & Trust Company, LLC.
     “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
     “Per Share Non-Preference Amount” shall mean an amount equal to the quotient of (i) the Residual Liquidation Amount, divided by (ii) the sum of (A) the aggregate number of shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (B) the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time (assuming issuance of all Common Shares issuable upon the exercise of all Options with respect to which the Option Holder is entitled to receive a payment pursuant to Section 1.9(a).
     “Pre-Closing Period” shall have the meaning set forth in Section 4.4.
     “Preferred Shares” shall mean the shares of Series A-1 Preferred Stock and Series B Preferred Stock.
     “Proprietary Information” shall have the meaning set forth in Section 7.1(a).
     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.
     “Regulation S-K” shall mean Regulation S-K promulgated under the Exchange Act.
     “Regulation S-X” shall mean Regulation S-X promulgated under the Exchange Act.
     “Representative” shall have the meaning set forth in the first paragraph of this Agreement.
     “Representative Account” shall have the meaning set forth in Section 1.12(f).
     “Representative Fund” shall mean the amount of Two Hundred Thousand Dollars ($200,000), deposited into an account established by the Representative to be held in accordance with Section 1.12 of this Agreement.
     “Remaining Representative Fund” shall have the meaning set forth in Section 1.12(f).
     “Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by (i) a majority of the votes represented by the outstanding Company

Shares (with the holders of shares of Series A-1 Preferred Stock and Series B Preferred Stock voting on an “as converted” basis) entitled to vote on this Agreement and the Merger and (ii) a majority of the votes represented by the outstanding Preferred Shares entitled to vote on this Agreement and the Merger.
     “Residual Liquidation Amount” shall mean an amount equal to (I) the Base Merger Consideration, plus an amount equal to the aggregate exercise price of all Options with respect to which the Option Holder is entitled to receive a payment pursuant to Section 1.9, and minus (i) the Company Indebtedness; (ii) the unpaid Company Transaction Expenses and (iii) the Series A-1 Aggregate Preference Amount; and, (II) with respect to determining the amounts payable pursuant to Section 1.5 at Closing, less the Escrow Amount, Aurora Escrow Amount and the amount deposited in the Representative Fund at the Closing.
     “Response” shall mean a written response containing the information provided for in Section 6.3(c).
     “Restricted Cash” shall mean cash and cash equivalents specifically restricted as security against Company Indebtedness or otherwise recorded as “restricted” on the Company’s books and records.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and its Subsidiaries and not material to the Company and its Subsidiaries, taken as a whole.
     “Series A-1 Per Share Preference Amount” shall mean $1.00 plus all declared but unpaid dividends in respect of such share of Series A-1 Preferred Stock.
     “Series A-1 Aggregate Preference Amount” shall mean that amount obtained by multiplying (i) the aggregate number of shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, by (ii) the Series A-1 Per Share Preference Amount, rounded to the nearest hundredth (0.01) (with amounts 0.005 and above rounded up).
     “Series A-1 Preferred Stock” shall mean the shares of Series A-1 Preferred Stock, par value $0.001 per share, of the Company.
     “Series B Preferred Stock” shall mean the shares of Series B Preferred Stock, par value $0.001 per share, of the Company.

     “Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
     “Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
     “Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.
     “Tax Proceeding” shall mean any Tax audit, examination or administrative or judicial proceeding, including without limitation any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes.
     “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.
     “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
     “Tecan” shall have the meaning set forth in Section 1.5.
     “Tecan Settlement Agreement” shall mean the Settlement Agreement dated July 22, 2011 by and between the Company and Tecan, pursuant to which the Company has agreed to settle in full the Company’s total payment obligation to Tecan arising in connection with Section 2.3.5 of the Share and Asset Purchase Agreement, dated July 15, 2010, between the Company and Tecan.
     “Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.
     “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
     “Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.
     “Unrestricted Cash” shall mean cash and cash equivalents as recorded on the Company’s books and records as of the close of business on the last business day prior to the Closing Date in accordance with GAAP and on the same basis as presented in the Financial Statements, but excluding all Restricted Cash and, for the avoidance of doubt, excluding the amount of the cash dividend paid on the shares of Series B Preferred Stock immediately prior to the Effective Time.
     “USCIS” shall have the meaning set forth in Section 2.21(e).
     “Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares.
     “Warrant Holder” shall mean a holder of an outstanding Warrant.
     “Work Permit” shall have the meaning set forth in Section 2.21(e).
     “Working Capital” shall mean the Current Assets of the Company less the Current Liabilities of the Company
ARTICLE VIII
MISCELLANEOUS
     8.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that (a) any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure) and (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 8.1 following the Closing Date.
     8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that after the Closing the Equity Holders shall be deemed to be third party beneficiaries hereunder to the extent necessary for them to enforce as against the Buyer their right to receive their respective portions of the Closing Merger Consideration hereunder or the Escrow Amount under the Escrow Agreement.
     8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Nondisclosure Agreement shall remain in effect in accordance with its terms.

     8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.
     8.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature or as a “pdf” or similar attachment to an electronic transmission.
     8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Buyer or the Transitory Subsidiary:	with a copy to (which shall not constitute notice):

Brooks Automation, Inc.	Wilmer Cutler Pickering Hale and Dorr LLP
15 Elizabeth Drive	60 State Street
Chelmsford, MA 01824	Boston, MA 02109
Attn: General Counsel	Attn: Mark G. Borden, Esq.
Telecopy: (978) 262-2500	Jeffrey A. Stein, Esq.
Telephone: (978) 262-7655	Telecopy: (617) 526-5000
Telephone: (617) 526-6000

To the Company:	To the Equity Holders:

Nexus Biosystems, Inc.	Telegraph Hill Partners Management Company
14100 Danielson Street, Bldg 100	LLC, as Representative
Poway, CA 92064	c/o Telegraph Hill Partners
Attention: John Lillig	Suite 601, 360 Post Street
Telecopy: (858) 679-1255	San Francisco, CA 94108
Telephone: (858) 527-7000	Attention: Deval Lashkari
Telecopy: (415) 765-6983
Telephone: (415) 765-6984

With a copy to (which shall not constitute
notice):
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105-2669
Attn: John F. Seegal, Esq.
Telecopy: (415) 773-5759
Telephone: (415) 773-5797
Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     8.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
     8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     8.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8.7, provided that nothing in this Section 8.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
     8.12 Construction.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          (c) Any reference herein to “including” shall be interpreted as “including without limitation”.
          (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
[Remainder of the Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER: BROOKS AUTOMATION, INC.
By:	/s/ Stephen Schwartz
	Name:	Stephen Schwartz
	Title:	President & Chief Executive Officer

TRANSITORY SUBSIDIARY: SPURS ACQUISITION, INC.
By:	/s/ Stephen Schwartz
	Name:	Stephen Schwartz
	Title:	President

COMPANY: NEXUS BIOSYSTEMS, INC.
By:	/s/ John E. Lillig
	Name:	John E. Lillig
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

REPRESENTATIVE: TELEGRAPH HILL PARTNERS MANAGEMENT COMPANY LLC, as Representative
By:	/s/ Deval Lashkari
	Name:	Deval Lashkari
	Title:	Manager

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Execution Version
ESCROW AGREEMENT
     This Escrow Agreement (this “Agreement”) is entered into as of July 25, 2011, by and among Nexus Biosystems, Inc., a Delaware corporation (“Nexus”), Telegraph Hill Partners Management Company LLC, a Delaware limited liability company and a party to this Agreement solely in its capacity as the representative of the Equity Holders (the “Representative”), and American Stock Transfer & Trust Company, LLC (the “Escrow Agent”).
     WHEREAS, concurrent with the execution and delivery of this Agreement, Nexus and Peter Coassin, as the ADI Representative, have entered into the Holdback Release Agreement (the “Holdback Release Agreement”), pursuant to which Nexus issued in the name of the Escrow Agent the Aurora Escrow Shares to be held in escrow to secure the indemnification obligations of the Former Aurora Holders (as defined below) solely in connection with the Wako Claim (as defined in the Holdback Release Agreement).
     WHEREAS, immediately following the consummation of the transactions contemplated by the Holdback Release Agreement, Nexus will enter into the Agreement and Plan of Merger (the “Merger Agreement”) by and among Nexus, Brooks Automation, Inc., a Delaware corporation (“Brooks”), Spurs Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Brooks (the “Transitory Sub”), and the Representative, pursuant to which Brooks will acquire Nexus by the merger of Transitory Sub with and into Nexus, with Nexus as the surviving corporation and wholly-owned subsidiary of Brooks, and in consideration thereof, the equity and equity-based securities of the Company (including the Aurora Escrow Shares) will be cancelled and automatically converted into a right to receive in cash a portion of the Base Merger Consideration.
     WHEREAS, the Merger Agreement further provides that at the Closing of the Merger, Brooks will deposit a portion of the Base Merger Consideration into the escrow account established hereunder to secure the indemnification obligations of the Equity Holders of Nexus pursuant to the Merger Agreement, but for purposes of this Agreement solely in connection with the Wako Claim.
     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which the Escrow Fund (as defined below) will be established and maintained;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Capitalized Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement.
     2. Consent of Equity Holders. The Equity Holders have consented, either by their adoption of the Merger Agreement and approval of the Merger, by their exchange of a Certificate or affidavit of loss pursuant to Section 1.7(a) of the Merger Agreement and/or by their acceptance of any Closing Merger Consideration, to: (a) this Agreement and the placement of the Escrow Fund (as defined below) in escrow, (b) the appointment of the Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Equity Holder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Representative under this Agreement and (c) all of the other arrangements, terms, conditions and limitations in this Agreement.
     3. Escrow and Indemnification.
          (a) Escrow Fund. It is acknowledged and agreed that: (i) simultaneously with the execution of this Agreement, Nexus shall issue in the name of the Escrow Agent and deposit into escrow an aggregate of 161,440 shares of Series B Preferred Stock (which stock will be converted to Nexus Common Stock, as contemplated in the Merger Agreement, and thereafter, in the Merger, such stock will be cancelled and automatically converted to Closing Merger Consideration equal to the aggregate amount of Five Hundred Thousand Dollars ($500,000)) (together with any other funds received by the Escrow Agent on account of the deposited Series B Preferred Stock, the “Aurora Escrowed Funds”), which funds shall secure the indemnification obligations of the persons identified on Schedule 1 attached hereto (the “Former Aurora Holders”) for the Wako Claim, and (ii) at the Closing of the Merger, Brooks or the Transitory Subsidiary shall deposit with the Escrow Agent, by wire transfer of immediately available funds, a portion of the Base Merger Consideration in the aggregate amount of Five Hundred Thousand Dollars ($500,000) (the “Nexus Escrowed Funds”), which funds shall secure the indemnification obligations of the persons identified on Schedule 2 attached hereto (the “Equity Holders”) for the Wako Claim. The property deposited into the escrow established hereunder in accordance with this Section 3(a)(i) and (ii) hereof, with any interest earned thereon, is referred to herein, as the “Escrow Fund”. For avoidance of doubt, each of the Former Aurora Holders are also Equity Holders. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Fund shall be invested in accordance with Section 5 hereof. The Escrow Agent agrees to hold the Escrow Fund in an escrow account subject to the terms and conditions of this Agreement.
          (b) Indemnification. The Equity Holders have agreed in Article VI of the Merger Agreement to indemnify and hold harmless Brooks and Nexus from and against specified Damages. Nexus acknowledges that pursuant to the terms of the ADI Acquisition Agreement (as defined in the Holdback Release Agreement), the ADI Representative has asserted his rights to control the defense of the Wako Claim, which rights are vested in the Representative pursuant to the Holdback Release Agreement. For purposes of such Wako Claim, both the Aurora Escrowed Funds and the Nexus Escrowed Funds shall be security for Damages incurred in connection therewith, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement.
          (c) Transferability. The respective interests of the Former Aurora Holders in the Aurora Escrowed Funds and the Equity Holders in the Nexus Escrow Fund shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and Nexus, and no such assignment or transfer shall be valid until such notice is given.

     4. Disbursement of Escrow Fund.
          (a) Equal Allocation. To the extent any funds are released from the Escrow Fund, whether to Nexus in satisfaction of the Wako Claim on the one hand or to the Former Aurora Holders and the Equity Holders on the other hand, for all purposes, any such released amount shall be drawn from and allocated equally as among the Aurora Escrowed Fund and the Nexus Escrowed Fund. Any funds drawn or released from the Aurora Escrowed Fund shall be released to the Former Aurora Holders in accordance with and based on the percentages set forth on Schedule 1, subject to any applicable withholding, and any funds drawn or released from the Nexus Escrowed Fund shall be released to the Equity Holders in accordance with and based on the percentages set forth on Schedule 2, subject to any applicable withholding.
          (b) Disbursement by Escrow Agent. The Escrow Agent shall disburse the Escrow Fund only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both Nexus and the Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either Nexus or the Representative together with a written instrument that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, (iii) the provisions of Section 4(c) hereof, or (iv) the provisions of Section 5(c) hereof.
          (c) Disbursement Following Termination Date. No later than five business days after the final resolution of the Wako Claim and payment to Nexus of any amounts pursuant to such resolution, as determined by the Representative and Nexus, (the “Termination Date”), Nexus and the Representative shall instruct the Escrow Agent in writing to distribute to the Former Aurora Holders the Aurora Escrowed Funds and to the Equity Holders the Nexus Escrowed Funds then held in escrow. Notwithstanding anything to the contrary in this Agreement, the Option Holders will not receive any distributions from the Escrow Fund after the fifth anniversary of the date of this Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, that in such event, the portion of the Escrow Fund otherwise allocable to the Option Holders shall be reallocated among the other Equity Holders on a pro rata basis.
          (d) Method of Disbursement. Any distribution of all or a portion of the Escrow Fund to the Former Aurora Holders and the Equity Holders shall be made no later than five business days after the receipt of a written instruction that sets forth the actual amount to be distributed to each Former Aurora Holder and each Equity Holder, which amounts shall be calculated in accordance with the percentages set forth opposite such Equity Holders’ respective names on Schedule 1 and Schedule 2 hereto respectively; provided, however, that such Schedules shall be appropriately revised by the Representative in the event an Equity Holder has forfeited or withdrawn his, her or its demand for appraisal under the Delaware General Corporation Law, as described in the second sentence of Section 1.8(a) of the Merger Agreement, following the date of this Agreement. Distributions to the Former Aurora Holders and the Equity Holders shall be made by check or by wire transfer of immediately available funds using the wire instructions as may be provided in writing to the Escrow Agent by any such Former Aurora Holder or Equity Holder. Distributions to the Option Holders, who are identified under the header “Option Holders” on Schedule 2 hereto, shall be transferred to the Surviving

Company on behalf of the Option Holders. Promptly thereafter, the Surviving Company shall disburse the applicable amount, net of all required federal, state, local and foreign income and employment taxes that the Surviving Company reasonably determines are required to be withheld (collectively, the “Withholding Taxes”), to each Option Holder and remit the Withholding Taxes to the Internal Revenue Service and other applicable taxing authorities.
     5. Investment of Escrow Fund.
          (a) Permitted Investments. Any monies held in the Escrow Fund shall be invested by the Escrow Agent, to the extent permitted by law and as directed by the Representative, in (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof or (ii) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clause (i). The Escrow Fund shall initially be invested by the Escrow Agent in the Wells Fargo Advantage Fund Treasury Plus Money Market #454. Neither the Escrow Agent nor Nexus shall have any liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder. Notwithstanding anything to the contrary contained herein, the Escrow Agent may, without notice to Nexus or the Representative, sell or liquidate any of the foregoing instruments at any time if the proceeds thereof are required for any disbursement of funds from the Escrow Fund permitted or required hereunder.
          (b) Tax Reporting. For federal and state income tax purposes, Nexus and the Representative agree to treat the Escrow Fund in accordance with Section 1.468B-8 of the Proposed Treasury Regulations promulgated under the Code (the “Proposed Treasury Regulations”). Thus, Nexus shall be treated as the owner for tax purposes of the assets held in the Escrow Fund (and taxable on the income of the Escrow Fund) prior to any “determination date” within the meaning of the Proposed Treasury Regulations. After any determination date, Nexus and the Equity Holders shall be treated as the owners for tax purposes of their respective shares of the Escrow Fund. Any taxable income of the Escrow Fund treated as taxable to the Equity Holders shall be allocated and reported to the Equity Holders for tax purposes in accordance with the proportions set forth opposite such Equity Holders’ names on Schedule 1 and Schedule 2. The Representative agrees to provide the Escrow Agent with signed Forms W-9 (or Forms W-8 in the case of non-U.S. persons) from each Equity Holder prior to the determination date. The Representative understands that, in the event an Equity Holder’s tax identification number is not certified to the Escrow Agent, the Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund that is treated as taxable to such Equity Holder.
          (c) Tax Distributions. At the written request of Nexus (a copy of which shall be provided to the Representative), the Escrow Agent shall distribute directly to an account designated by Nexus forty percent (40%) of the amount of any taxable income of the Escrow Fund allocated and reported to Nexus prior to the determination date. The remaining income or earnings received on the Escrow Fund shall be retained in and become a part of the Escrow Fund.

     6. Fees and Expenses. Nexus, on the one hand, and the Former Aurora Holders from the Aurora Escrowed Funds and the Equity Holders from the Nexus Escrow Fund otherwise payable to them, on the other hand, shall each (a) pay the amount of $1,500.00 to the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, and (b) reimburse the Escrow Agent for one-half of its reasonable expenses (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its duties under this Agreement.
     7. Limitation of Escrow Agent’s Liability.
          (a) Limitation on Liability. The Escrow Agent undertakes to perform only the ministerial duties that are expressly set forth herein and no other duties and obligations (fiduciary or otherwise) shall be implied. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement, order, judgment or other document believed by it to be genuine and duly authorized, nor for other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. In all questions arising under the Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages of any kind whatsoever (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
          (b) Indemnification. Nexus agrees to indemnify the Escrow Agent and each director, officer and employee of the Escrow Agent (collectively, the “Indemnified Parties”) for, and hold them harmless against, any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct on the part of the Indemnified Parties, arising out of or in connection with their carrying out of their duties hereunder, provided, that Nexus shall be entitled to be reimbursed out of the Escrow Fund for one-half of the amount that Nexus pays to the Escrow Agent pursuant to such indemnification obligation (provided that Nexus provides to the Representative written notice of any such indemnification claim, the details thereof and any payments made in connection therewith). The Escrow Agent is expressly authorized and directed, but shall not be obligated, to, and may, charge against and disburse to itself from the Escrow Fund (including taking such steps as selling any investment held as part of the Escrow Fund), from time to time, the amount of any compensation and reimbursement of any costs, fees and expenses which are due and payable hereunder, including any amount to which Escrow Agent or any other Indemnified Party is entitled to seek indemnification pursuant to this Section 7(b), or any other amount owing to Escrow Agent hereunder. The Escrow Agent shall notify Nexus and the Representative in writing of any disbursement from the Escrow Fund to itself or any other Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to Nexus and the Representative copies of all related invoices and other statements. Nexus and the Representative hereby grant to the Escrow Agent and the other Indemnified Parties a security interest in and lien upon the Escrow Fund (i) for the payment of any fees, costs, expenses and other amounts due to Escrow Agent or any other Indemnified Party hereunder and (ii) to secure any and all obligations of Nexus and the Representative in this Agreement with the right to offset any amount due any of them under this Agreement against the Escrow Fund. If for any reason funds in the Escrow Fund are insufficient to cover such amount, Nexus and the Representative (on behalf of the Equity Holders) shall pay, upon demand, such amounts to the Escrow Agent or any other Indemnified Party upon receipt of copies of related invoices and other statements.
     8. Liability and Authority of Representative; Successors and Assignees.
          (a) Limitation on Liability. The Representative shall incur no liability to the Equity Holders (and for avoidance of doubt, the Former Aurora Shareholders) with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuinely and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Representative may, in all questions arising under the Agreement, rely on the advice of counsel, and the Representative shall not be liable to the Equity Holders (and for avoidance of doubt, the Former Aurora Shareholders) for anything done, omitted or suffered in good faith by the Representative based on such advice.
          (b) Successor Representative. In the event of the dissolution or liquidation of the Representative, or its resignation as the Representative, a successor Representative shall be appointed as provided in Section 1.12(c) of the Merger Agreement. Any successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term “Representative” as used herein shall be deemed to include any successor Representative.
          (c) Power and Authority. The Representative shall have full power and authority to represent the Equity Holders, and their successors, with respect to all matters arising under this Agreement and all actions taken by the Representative hereunder shall be binding upon the Equity Holders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Equity Holders and their successors.
          (d) Reliance by Buyer and Escrow Agent. Each of Nexus and the Escrow Agent may rely on the Representative as the exclusive agent of the Equity Holders under this Agreement, and neither Nexus nor the Escrow Agent shall incur any liability to any party with respect to any action taken or suffered by either of them in reliance thereon.
     9. Termination. This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Funds in accordance with this Agreement; provided that the provisions of Sections 7 and 8 shall survive such termination.
     10. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Agreement not less than 60 days prior to the date when such resignation shall take effect. Nexus may appoint a successor Escrow Agent with the consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed. If, within such notice period, Nexus and the Representative provide to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Fund to such designated successor. If no successor Escrow Agent is named as provided in this Section 10 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.
     11. General.
          (a) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein and the Holdback Release Agreement, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.
          (b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Any corporation or other entity into which the Escrow Agent may be merged, converted or consolidated, or any other entity to which all or a majority of all of the Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall become the Escrow Agent under this Agreement without further act or consent of any party hereto.
          (c) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature or as a “pdf” or other attachment to an electronic transmission.
          (d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          (e) Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Nexus:	Copy to:

Nexus Biosystems, Inc. c/o Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824 Attn: General Counsel Telecopy: (978) 262-2500 Telephone: (978) 262-7655	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Mark G. Borden, Esq. Jeffrey A. Stein, Esq. Telecopy: (617) 526-5000 Telephone: (617) 526-6000

If to the Representative:	Copy to:

Telegraph Hill Partners Management Company LLC Telegraph Hill Partners Suite 601, 360 Post Street San Francisco, CA 94108 Attn: Deval Lashkari Telecopy: (415) 765-6983 Telephone: (415) 765-6984	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105-2669 Attn: John F. Seegal, Esq. Telecopy: (415) 773-5759 Telephone: (415) 773-5797

If to the Escrow Agent:	Copy to:

American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 Attn: Corporate Actions Telecopy: (718) 765-8758 Telephone: (718) 921-8200	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 Attn: General Counsel Telephone: (718) 921-8200
Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 11(e).
          (f) Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
          (g) Amendments and Waivers. This Agreement may be amended only with the written consent of Nexus, the Escrow Agent and the Representative. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
          (h) Submission to Jurisdiction. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11(e), provided that nothing in this Section 11(h) shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
          (i) Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of Nexus, the Company or the Equity Holders and become pecuniarily interested in any transaction in which Nexus, the Company or the Equity Holders may be interested, and contract and lend money to Nexus, the Company or the Equity Holders and otherwise act as fully and freely as though it were not the Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for Nexus, the Company or the Equity Holders or for any other entity.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

NEXUS NEXUS BIOSYSTEMS, INC.
By:
Name:
Title:

REPRESENTATIVE TELEGRAPH HILL PARTNERS MANAGEMENT COMPANY LLC
By:
Name:
Title:

ESCROW AGENT AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:
Name:
Title:

[Signature Page to Aurora Escrow Agreement]

Exhibit B
Execution Version
ESCROW AGREEMENT
     This Escrow Agreement (this “Agreement”) is entered into as of July 25, 2011, by and among Brooks Automation, Inc., a Delaware corporation (the “Buyer”), Telegraph Hill Partners Management Company LLC (the “Representative”) and American Stock Transfer & Trust Company, LLC (the “Escrow Agent”).
     WHEREAS, the Buyer and Nexus Biosystems, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) by and among the Buyer, Spurs Acquisition, Inc., a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), the Company and the Representative, pursuant to which the Transitory Subsidiary will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of the Buyer (the “Surviving Corporation”);
     WHEREAS, the Merger Agreement provides that an escrow fund will be established to secure the indemnification obligations of the Equity Holders of the Company; and
     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Capitalized Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement.
     2. Consent of Equity Holders. The Equity Holders have consented, either by their adoption of the Merger Agreement and approval of the Merger, by their exchange of a Certificate or affidavit of loss pursuant to Section 1.7(a) of the Merger Agreement and/or by their acceptance of any Closing Merger Consideration, to: (a) this Agreement and the placement of the Escrow Fund (as defined below) in escrow, (b) the appointment of the Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Equity Holder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Representative under this Agreement and (c) all of the other arrangements, terms, conditions and limitations in this Agreement.
     3. Escrow and Indemnification.
          (a) Escrow Fund. Simultaneously with the execution of this Agreement, the Buyer or the Transitory Subsidiary shall deposit with the Escrow Agent, by wire transfer of immediately available funds, the sum of Eight Million and Dollars ($8,000,000). The Escrow Agent hereby acknowledges receipt of such sum. Such sum, together with any interest earned thereon, is referred to herein as the “Escrow Fund.” The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Fund shall be invested in accordance with

Section 5 hereof. The Escrow Agent agrees to hold the Escrow Fund in an escrow account subject to the terms and conditions of this Agreement.
          (b) Indemnification. The Equity Holders have agreed in Article VI of the Merger Agreement to indemnify and hold harmless the Buyer from and against specified Damages. The Escrow Fund shall be security for the foregoing obligations of the Equity Holders, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement.
          (c) Transferability. The respective interests of the Equity Holders in the Escrow Fund shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.
     4. Disbursement of Escrow Fund.
          (a) Disbursement by Escrow Agent. The Escrow Agent shall disburse the Escrow Fund only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, (ii) a written instruction delivered to the Escrow Agent that states that it has been executed by the Buyer pursuant to the penultimate sentence of Section 6.3(c) of the Merger Agreement and that the Representative did not deliver a Response within 30 days after delivery by the Buyer of a Claim Notice (as required by Section 6.3(c) of the Merger Agreement) and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, (iii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Representative together with a written instrument that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, (iv) the provisions of Section 4(b) hereof or (v) the provisions of Section 5(c) hereof.
          (b) Disbursement Following Termination Date. No later than five business days after July 25, 2013 (the “Termination Date”), the Buyer and the Representative shall instruct the Escrow Agent in writing to distribute to the Equity Holders all of the Escrow Fund then held in escrow. Notwithstanding the foregoing, if the Buyer has previously delivered to the Escrow Agent a copy of a Claim Notice, and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Buyer has previously delivered to the Escrow Agent a copy of an Expected Claim Notice, and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date an amount equal to the Claimed Amount covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any funds so retained in escrow shall be disbursed only in accordance with the terms of clauses (i), (ii), (iii) or (v) of Section 4(a) hereof. Notwithstanding anything to the contrary in this Agreement, the Option Holders will not receive any distributions from the Escrow Fund after the fifth anniversary of the date of this Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, that in such event, the portion of the Escrow Fund otherwise allocable to the Option Holders shall be reallocated among the other Equity Holders on a pro rata basis.

          (c) Method of Disbursement. Any distribution of all or a portion of the Escrow Fund to the Equity Holders shall be made no later than five business days after the receipt of a written instruction that sets forth the actual amount to be distributed to each Equity Holder, which amounts shall be calculated in accordance with the percentages set forth opposite such Equity Holders’ respective names on Attachment A hereto; provided, however, that such Attachment A shall be appropriately revised by the Representative in the event an Equity Holder has forfeited or withdrawn his, her or its demand for appraisal under the Delaware General Corporation Law, as described in the second sentence of Section 1.8(a) of the Merger Agreement, following the date of this Agreement. Distributions to the Company Stockholders shall be made by check or by wire transfer of immediately available funds using the wire instructions set forth on Attachment A (or such other wire instructions as may be provided in writing to the Escrow Agent by any such Equity Holder). Distributions to the Option Holders, who are identified under the header “Option Holders” on Attachment A hereto, shall be transferred to the Surviving Company on behalf of the Option Holders. Promptly thereafter, the Surviving Company shall disburse the applicable amount, net of all required federal, state, local and foreign income and employment taxes that the Surviving Company reasonably determines are required to be withheld (collectively, the “Withholding Taxes”), to each Option Holder and remit the Withholding Taxes to the Internal Revenue Service and other applicable taxing authorities.
     5. Investment of Escrow Fund.
          (a) Permitted Investments. Any monies held in the Escrow Fund shall be invested by the Escrow Agent, to the extent permitted by law and as directed by the Representative, in (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof or (ii) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clause (i). The Escrow Fund shall initially be invested by the Escrow Agent in the Wells Fargo Advantage Fund Treasury Plus Money Market #454. Neither the Escrow Agent nor the Buyer shall have any liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder. Notwithstanding anything to the contrary contained herein, the Escrow Agent may, without notice to the Buyer or the Representative, sell or liquidate any of the foregoing instruments at any time if the proceeds thereof are required for any disbursement of funds from the Escrow Fund permitted or required hereunder.
          (b) Tax Reporting. For federal and state income tax purposes, the Buyer and the Representative agree to treat the Escrow Fund in accordance with Section 1.468B-8 of the Proposed Treasury Regulations promulgated under the Code (the “Proposed Treasury Regulations”). Thus, the Buyer shall be treated as the owner for tax purposes of the assets held in the Escrow Fund (and taxable on the income of the Escrow Fund) prior to any “determination date” within the meaning of the Proposed Treasury Regulations. After any determination date, the Buyer and the Equity Holders shall be treated as the owners for tax purposes of their respective shares of the Escrow Fund. Any taxable income of the Escrow Fund treated as taxable to the Equity Holders shall be allocated and reported to the Equity Holders for tax purposes in accordance with the proportions set forth opposite such Equity Holders’ names on Attachment A. The Representative agrees to provide the Escrow Agent with signed Forms W-9

(or Forms W-8 in the case of non-U.S. persons) from each Equity Holder prior to the determination date. The Representative understands that, in the event an Equity Holder’s tax identification number is not certified to the Escrow Agent, the Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund that is treated as taxable to such Equity Holder.
          (c) Tax Distributions. At the written request of the Buyer (a copy of which shall be provided to the Representative), the Escrow Agent shall distribute directly to an account designated by Buyer forty percent (40%) of the amount of any taxable income of the Escrow Fund allocated and reported to the Buyer prior to the determination date. The remaining income or earnings received on the Escrow Fund shall be retained in and become a part of the Escrow Fund.
     6. Fees and Expenses. The Buyer, on the one hand, and the Equity Holders from the Escrow Fund otherwise payable to them, on the other hand, shall each (a) pay the amount of $1,500.00 to the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, and (b) reimburse the Escrow Agent for one-half of its reasonable expenses (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its duties under this Agreement.
     7. Limitation of Escrow Agent’s Liability.
          (a) Limitation on Liability. The Escrow Agent undertakes to perform only the ministerial duties that are expressly set forth herein and no other duties and obligations (fiduciary or otherwise) shall be implied. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement, order, judgment or other document believed by it to be genuine and duly authorized, nor for other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. In all questions arising under the Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages of any kind whatsoever (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
          (b) Indemnification. The Buyer agrees to indemnify the Escrow Agent and each director, officer and employee of the Escrow Agent (collectively, the “Indemnified Parties”) for, and hold them harmless against, any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct on the part of the Indemnified Parties, arising out of or in connection with their carrying out of their duties hereunder, provided, that the Buyer shall be entitled to be reimbursed out of the Escrow Fund for one-half of the amount that the Buyer pays to the Escrow Agent pursuant to such indemnification obligation (provided that the Buyer provides to the Representative written notice of any such indemnification claim, the details thereof and any payments made in connection therewith). The Escrow Agent is expressly authorized and directed, but shall not be obligated, to, and may, charge against and disburse to itself from the Escrow Fund (including taking such steps as selling any investment held as part of the Escrow Fund), from time to time, the amount of any compensation and reimbursement of any costs, fees and expenses which are due and payable hereunder, including any amount to which Escrow Agent or any other Indemnified Party is entitled to seek indemnification pursuant to this Section 7(b), or any other amount owing to Escrow Agent hereunder. The Escrow Agent shall notify the Buyer and the Representative in writing of any disbursement from the Escrow Fund to itself or any other Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to the Buyer and the Representative copies of all related invoices and other statements. The Buyer and the Representative hereby grant to the Escrow Agent and the other Indemnified Parties a security interest in and lien upon the Escrow Fund (i) for the payment of any fees, costs, expenses and other amounts due to Escrow Agent or any other Indemnified Party hereunder and (ii) to secure any and all obligations of the Buyer and the Representative in this Agreement with the right to offset any amount due any of them under this Agreement against the Escrow Fund. If for any reason funds in the Escrow Fund are insufficient to cover such amount, the Buyer and the Representative shall pay, upon demand, such amounts to the Escrow Agent or any other Indemnified Party upon receipt of copies of related invoices and other statements.
     8. Liability and Authority of Representative; Successors and Assignees.
          (a) Limitation on Liability. The Representative shall incur no liability to the Equity Holders with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuinely and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Representative may, in all questions arising under the Agreement, rely on the advice of counsel, and the Representative shall not be liable to the Equity Holders for anything done, omitted or suffered in good faith by the Representative based on such advice.
          (b) Successor Representative. In the event of the dissolution or liquidation of the Representative, or its resignation as the Representative, a successor Representative shall be appointed as provided in Section 1.12(c) of the Merger Agreement. Any successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term “Representative” as used herein shall be deemed to include any successor Representative.
          (c) Power and Authority. The Representative shall have full power and authority to represent the Equity Holders, and their successors, with respect to all matters arising under this Agreement and all actions taken by the Representative hereunder shall be binding upon the Equity Holders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Equity Holders and their successors.

          (d) Reliance by Buyer and Escrow Agent. Each of the Buyer and the Escrow Agent may rely on the Representative as the exclusive agent of the Equity Holders under this Agreement, and neither the Buyer nor the Escrow Agent shall incur any liability to any party with respect to any action taken or suffered by either of them in reliance thereon.
     9. Termination. This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Funds in accordance with this Agreement; provided that the provisions of Sections 7 and 8 shall survive such termination.
     10. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Agreement not less than 60 days prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent with the consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed. If, within such notice period, the Buyer and the Representative provide to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Fund to such designated successor. If no successor Escrow Agent is named as provided in this Section 10 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.
     11. General.
          (a) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.
          (b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Any corporation or other entity into which the Escrow Agent may be merged, converted or consolidated, or any other entity to which all or a majority of all of the Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall become the Escrow Agent under this Agreement without further act or consent of any party hereto.
          (c) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature or as a “pdf” or other attachment to an electronic transmission.
          (d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          (e) Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer:	Copy to:

Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824 Attn: General Counsel Telecopy: (978) 262-2500 Telephone: (978) 262-7655	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Mark G. Borden, Esq. Jeffrey A. Stein, Esq. Telecopy: (617) 526-5000 Telephone: (617) 526-6000

If to the Representative:	Copy to:

Telegraph Hill Partners Management Company LLC Telegraph Hill Partners Suite 601, 360 Post Street San Francisco, CA 94108 Attn: Deval Lashkari Telecopy: (415) 765-6983 Telephone: (415) 765-6984	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105-2669 Attn: John F. Seegal, Esq. Telecopy: (415) 773-5759 Telephone: (415) 773-5797

If to the Escrow Agent:	Copy to:

American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 Attn: Corporate Actions Telecopy: (718) 765-8758 Telephone: (718) 921-8200	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 Attn: General Counsel Telephone: (718) 921-8200
Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 11(e).
          (f) Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation,

construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
          (g) Amendments and Waivers. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Representative. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
          (h) Submission to Jurisdiction. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11(e), provided that nothing in this Section 11(h) shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
          (i) Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Buyer, the Company or the Equity Holders and become pecuniarily interested in any transaction in which the Buyer, the Company or the Equity Holders may be interested, and contract and lend money to the Buyer, the Company or the Equity Holders and otherwise act as fully and freely as though it were not the Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Buyer, the Company or the Equity Holders or for any other entity.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BUYER BROOKS AUTOMATION, INC.
By:
Name:
Title:

REPRESENTATIVE TELEGRAPH HILL PARTNERS MANAGEMENT COMPANY LLC
By:
Name:
Title:

ESCROW AGENT AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:
Name:
Title:

[Remainder page to Escrow Agreement]